SCHEDULE 14A INFORMATION


                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by Registrant                                  [  X  ]
Filed by a Party other than the Registrant           [     ]

Check the appropriate box:
[   ]    Preliminary Proxy Statement
[   ]    Confidential, for use of the Commissioner Only
         (as permitted by Rule 14a-6(e)(2))
[ x ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to ss. 240.14(a)-11(c)

                                Tubby's, Inc.
               ------------------------------------------------
               (Name of Registrant as Specified in its Charter)

         -----------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing Fee (Check the appropriate box):

[   ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
       14a-6(I)(2) or Item 22(a)(2) of Schedule 14A.
[   ]  $500 per each party to the controversy pursuant to the Exchange Act
       Rule 14a--6(i)(3).
[ X ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
       0-11.
[   ]  Previously paid.

       1) Title of each class of securities to which transaction applies; Common Stock, par value $0.01
       2)  Aggregate number of securities to which transaction applies;
           2,081,938
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the fee is calculated and state how it was determined); 1/50 of 1 percent of $2,290,131.80
       4)  Proposed maximum aggregate value of transactions; $2,290,131.80
       5)  Total fee paid; $458.03

[   ]  Fee paid previously with preliminary materials.

[ X ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid; $458.03
       2) Form, Schedule or Registration Statement No.; Schedule 13E-3
       3) Filing Party; Tubby's, Inc.
       4) Date Filed; February 18, 2000




                          LETTER TO SHAREHOLDERS OF

                                Tubby's, Inc.

Dear Shareholders:


           We cordially invite you to attend the Annual Meeting of Shareholders of Tubby's, Inc. ("Tubby's") to be held on March 22, 2000 at 10:00 a.m. at the SI Hotel Newark Arpt, 128 Frontage Road, Newark, New Jersey 07114. First, as explained in the accompanying Proxy Statement, the Shareholders of Tubby's will be asked to consider and vote upon a proposed Agreement and Plan of Merger (the "Merger Agreement") providing for the merger of R Corp with Tubby's, with Tubby's to be the surviving corporation. The principal aspect of the Merger Agreement is that all shareholders, other than three current members of Tubby's management who also constitute a majority of its Board of Directors, will receive cash in exchange for their shares at the merger price of $1.10 per share. Second, the shareholders will be asked to elect Directors to serve for the ensuing year, in the event the proposed merger is not approved.

           The Board of Directors of Tubby's and R Corp are affiliated. Messrs. Robert M. Paganes, Peter T. Paganes and Vincent J. Tatone ("Paganes, Paganes and Tatone") constitute the Board of Directors of R. Corp and constitute a majority of Tubby's Board of Directors. If the Merger Agreement is approved, Paganes, Paganes and Tatone will be the only remaining shareholders of Tubby's. They will acquire all of the benefits and detriments of owning all of Tubby's Shares. For example, if Tubby's recent profitability trend continues (i.e., for the nine months ended August 31, 1999, Tubby's earned $0.12 per share versus a loss of $0.05 per share for the same period in 1998), they will benefit from this trend. On the other hand, they will also be responsible for the repayment of all of the loans required to fund the Merger Agreement. Therefore, it may be in their best interests to undervalue the shares for purposes of the merger to the detriment of unaffiliated shareholders. Because of this inherent conflict of interest, the terms of the Merger Agreement were determined in the context of the objective fair market value of Tubby's assets. The Board of Directors of Tubby's sought and received a fairness opinion from Stout Risius Ross, Inc., an independent valuation firm, which concluded that the terms of the proposal merger are fair from a financial point of view to the unaffiliated shareholders of Tubby's. The Board of Directors also considered the Company's recent delisting from the NASDAQ Small Cap Market, recent trading activity and the current and potential future bid prices for the shares. After carefully considering all of these factors, the Board of Directors of Tubby's concluded that the Merger is in the best interest of the Shareholders. Accordingly, the Board of Directors of Tubby's is recommending that the Shareholders vote FOR approval of the Merger Agreement.


           As further described in the Proxy Statement, closing upon the Merger Agreement will result in all unaffiliated shareholders receiving cash in exchange for their shares. Each share of Common Stock of Tubby's will be exchanged for $1.10.

           The accompanying Proxy Statement provides a description of the terms of the proposed Merger and certain additional information to which you are urged to give your careful attention. Whether or not you are personally able to attend the Annual Meeting, please complete, sign, date and return the enclosed Proxy as soon as possible. This action will not limit your right to vote in person if you wish to attend the Annual Meeting and vote personally.

                              Very truly yours,


                               /s/ Robert M. Paganes
                              ------------------------
                              Robert M. Paganes
                              President and CEO

Dated: February 18, 2000





                                TUBBY'S, INC.
                NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS


                               February 18, 2000



To the shareholders of Tubby's, Inc.:


         You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Tubby's, Inc. to be held at 10:00 a.m. EST, on March 22, 2000, at the SI Hotel Newark Arpt, 128 Frontage Road, Newark, New Jersey 07114, for the following purposes:

               1. Consider and vote upon the approval of the Agreement and
                  Plan of Merger ("Merger Agreement") to merge R Corp with Tubby's, Inc. ("Tubby's"), pursuant to which Tubby's shareholders will receive cash in exchange for their shares at the merger price of $1.10 per share.

               2. To elect Directors to serve for the ensuing year and until their successors are elected in the event the Merger is not approved; and

               3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

         The Board of Directors has fixed the close of business on February 18, 2000 as the record date for the determination of shareholders entitled to vote at the Meeting or any adjournment thereof. You are cordially invited to attend the Meeting. Your vote is important. Whether you plan to attend the Meeting or not, you are requested to complete, date and sign the enclosed proxy form and return it promptly in the envelope provided for that purpose. The enclosed proxy is being solicited on behalf of the Board of Directors of the Company.



                      By Order of the Board of Directors


                              /s/ Vincent J. Tatone
                              ----------------------
                              Vincent J. Tatone
                                  Secretary

                                      1



                               PROXY STATEMENT


                                TUBBY'S, INC.
                         6029 East Fourteen Mile Road
                    Sterling Heights, Michigan 48312-5801


                     2000 Annual Meeting of Shareholders

                              February 18, 2000



                                 INTRODUCTION


This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Tubby's, Inc., a New Jersey corporation (the "Company" or "Tubby's"), to be voted at the 2000 Annual Meeting of Shareholders of the Company (the "Meeting"), to be held at 10:00 a.m. EST. on March 22, 2000 at the SI Hotel Newark Arpt, 128 Frontage
Road, Newark, New Jersey 07114. The approximate mailing date of this Proxy Statement is February 22, 2000.


All properly executed proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or otherwise as provided therein.

Unless instructions to the contrary are marked, proxies will be voted for the approval of the Merger Agreement and for the election of three directors in the event the Merger Agreement is not approved. Any proxy may be revoked at any time prior to the exercise thereof by giving written notice to the Secretary of the Company.


The Directors have fixed the close of business on February 18, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment thereof. Shareholders on the record date will be entitled to one vote for each share held, with no shares having cumulative voting rights. As of November 30, 1999, the Company had outstanding 2,583,113 shares of Common Stock, par value $0.01 per share and approximately 7,000 record holders.


        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



                                      2


                              TABLE OF CONTENTS


                                                                    Page
                                                                    ----
Introduction ....................................................     2
Summary of Proxy Statement ......................................     4
Special Factors .................................................     7
Sources and Amounts of Funds and Other Consideration ............     7
Purpose(s), Alternatives, Reasons and Effects ...................     8
Fairness of Transaction .........................................    13
Reports, Opinions, Appraisals and Certain Negotiations ..........    15
Interests of Certain Persons in the Merger ......................    16
Conditions to Merger ............................................    17
Certain Federal Income Tax Consequences .........................    17
Dissenters Appraisal Rights .....................................    17
Business of Tubby's and R Corp. .................................    17
Consolidated Selected Financial Data of Tubby's, Inc. ...........    18
Market Prices of Tubby's Common Stock ...........................    18
Description of the Transaction ..................................    19
Solicitation of Proxies .........................................    20
Accounting Treatment ............................................    21
Previous Contacts Between Tubby's, Interfoods of
  America, Inc., and R Corp. ....................................    21
Business of Tubby's .............................................    22
Management of Tubby's ...........................................    29
Security Ownership of Certain Beneficial Owners and
  Management ....................................................    32
Management's Discussion and Analysis of Financial
  Condition and Results of Operations of Tubby's ................    33
Certain Relationships and Related Transactions of
  R Corp and Tubby's ............................................    41
Federal Income Tax Consequences .................................    42
Legal Matters ...................................................    42
Experts .........................................................    42
Reports and Board of Directors Meetings .........................    42
Director's Compensation .........................................    43
Independent Accountants .........................................    43
Proposals of Shareholders .......................................    43
Miscellaneous ...................................................    43
Agreement and Plan of Merger .................................... Appendix A
Fairness Opinion of Stout Risius Ross, Inc. ..................... Appendix B
Financial Statements ............................................ F1 - F23


                                      3




                          SUMMARY OF PROXY STATEMENT

Certain information contained in this Proxy Statement is summarized below. This summary is not intended to be complete and is qualified in all respects by the detailed information appearing elsewhere in this Proxy Statement and the annexes hereto. Shareholders are urged to review carefully the entire Proxy Statement, the Agreement and Plan of Merger, which is attached hereto as Appendix A and the other annexes hereto. Cross-references in this summary are to captions in the Proxy Statement.

R Corp

         R Corp, a Michigan corporation ("R Corp"), exists only for the purpose of structuring the Agreement and Plan of Merger. Its shareholders consist of the following members of Tubby's current management, who also constitute a majority of Tubby's Board of Directors: Peter T. Paganes, Chairman of the Board and Executive Vice-President, Vincent J. Tatone, Director and Corporate Secretary, and Robert M. Paganes, Director, President and CEO. Messrs. Paganes, Paganes and Tatone are the sole shareholders of R Corp. R Corp does not own and/or operate any restaurants and has not conducted any business other than its formation and entering into the Agreement and Plan of Merger. R Corp's address is 6029 E. Fourteen Mile Road, Sterling Heights, Michigan 48312. R Corp was originally established for the purpose of acquiring all of the assets of Tubby's from Interfoods of America, Inc., ("Interfoods") pursuant to a proposed merger between Tubby's and Interfoods which never proceeded beyond an initial letter of intent, and was never submitted for consideration to the shareholders of either corporation. See "Previous Contacts Between Tubby's , Interfoods of America, Inc., and R Corp."

Tubby's

           Tubby's, Inc., a New Jersey corporation ("Tubby's"), wholly-owns the following subsidiaries: (1) Tubby's Sub Shops, Inc., a Michigan corporation ("TSSI'"), (2) Sub Line Co., a Michigan corporation ("Sub Line"),
(3) SUBperior Distribution Systems, Inc., a Michigan corporation ("SDS"), and
(4) Tubby's Company Stores, Inc., a Michigan corporation ("Company Stores"). TSSI franchises a chain of restaurants under the name "Tubby's Sub Shops" that specialize in submarine sandwiches and under the name "Stuff Yer Face" that specialize in pizza and stromboli sandwiches. As of August 31, 1999, 93 sub shops and two Stuff Yer Face restaurants were in operation. TSSI has a wholly owned subsidiary, Tubby's Sub Shops Advertising Co., Inc., a Michigan corporation ("TSSAC"), that manages advertising contributions that Tubby's receives from its franchisees. Sub Line acts as a broker for machinery and equipment that may be purchased by franchisees. SDS distributes food and other products that may be purchased by franchisees. Company Stores owns and operates four Tubby's Sub Shop restaurants. Unless the context otherwise requires, any references to "Tubby's" shall also

                                      4


be deemed to refer to its wholly owned subsidiaries. The principal offices of Tubby's are located at 6029 E. Fourteen Mile Road, Sterling Heights, Michigan 48312, and its telephone number is (810) 978-8829. Tubby's Common Stock $.01 Par Value (the "Tubby's Common Stock") is traded in the over-the-counter market with price quotations as available on the over-the-counter bulletin board (the "OTCBB"). Tubby's Common Stock was listed on the NASDAQ Small Cap Market until May 5, 1999, when it was delisted because of the stock's inability to maintain a minimum bid price of $1.00.

   The following diagram illustrates Tubby's current corporate structure:

                          Tubby's, Inc.
              ____________________________________
                /          /     \           \
               /          /       \           \
              /          /         \           \
            TSSI     Subline      SDS    Company Stores
             |
             |
           TSSAC


Date, Time, Place and Purposes of the Annual Meeting


           The Annual Meeting of Shareholders of Tubby's will be held on March 27, 2000, at 10:00 a.m. local time at the SI Hotel Newark Arpt, 128 Frontage Road, Newark, New Jersey 07114. At the Annual Meeting, the shareholders of Tubby's will consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of May 27, 1999 (the "Merger Agreement") among Tubby's and R Corp. A copy of the Merger Agreement is attached hereto as Appendix A. The approval of the Merger Agreement by the shareholders shall be contingent upon the affirmative vote of a majority of the outstanding shares. The failure by the shareholders of Tubby's to approve the terms of the Merger Agreement shall result in the termination of the Merger Agreement. The shareholders will also vote upon the election of three Directors to serve for the ensuing year, in the event the Merger Agreement is not approved.


Record Date; Quorum

           Only holders of record of shares of Tubby's Common Stock at the close of business on February 18, 2000 (the "record date") will be entitled to vote at the annual meeting including any adjournment or postponement thereof. Holders of Tubby's Common Stock are entitled to cast one vote for each share held by them. The presence, either in person or by properly executed proxy of holders of a majority of the outstanding shares of Tubbys Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. The presence of a majority of unaffiliated shareholders is not necessary to constitute a quorum.


Vote Required

           Pursuant to the provisions of the New Jersey Business Corporation Act, the affirmative


                                      5





vote of the holders of the majority of the outstanding shares of Tubby's Common Stock entitled to vote is required to approve the Merger Agreement. Holders of approximately 1,054,000 outstanding shares of Tubby's Common Stock (approximately 40.4%), which includes 500,000 shares held by affiliates Robert M. Paganes (259,000 shares), Peter T. Paganes (191,000 shares) and Vincent J. Tatone (50,000 shares), have informally indicated their intention to vote in favor of the Merger Agreement. Assuming these unaffiliated holders vote in favor of the Merger Agreement, the approval of holders of at least an additional 246,557 shares (approximately 9.5%) will be necessary for approval of the Merger Agreement. The affirmative vote of the holders of the majority of shares constituting a quorum is required for the election of Directors. Abstentions and broker non-votes will not be counted as affirmative votes.

The Merger


           R Corp, a Michigan Corporation which exists only for purposes of structuring this transaction, would be merged into Tubby's. Tubby's would be the surviving corporation and R Corp would no longer have any separate existence. All of the shareholders of Tubby's, other than Paganes, Paganes and Tatone, would receive cash from Tubby's in exchange for their shares. Paganes, Paganes and Tatone the only shareholders of both R Corp and Tubby's, would not receive any cash in exchange for their Tubby's shares and would remain as Tubby's only shareholders. The merger would be funded though loans to Tubby's, to Paganes, Paganes and Tatone, individually, and from Tubby's general account. Paganes, Paganes and Tatone have procured a commitment for adequate financing to complete the merger and have agreed to personally guarantee repayment of the loan.

           The shares, for purposes of the Merger Agreement, have been valued at $1.10. Each share of Tubby's Common Stock surrendered shall be exchanged for $1.10. There are presently outstanding 2,583,113 shares of Tubby's Common Stock. Therefore, following completion of the Merger, and the exchange of all outstanding shares of Tubby's Common Stock for cash, there will be approximately 500,000 shares outstanding, which will be held by Paganes, Paganes and Tatone. Thereafter, Tubby's will terminate its registration under
Section 12 of the Securities Exchange Act of 1934 (the "Act") and its shares will not be publicly traded. Tubby's will no longer be a reporting company under the Act and will operate as a private company. A copy of the Agreement and Plan of Merger is attached as Appendix A.


           After the Effective Date of the Merger, Tubby's will make the cash payments of $1.10 per share described above as follows. Promptly after the Effective Date of the Merger, Tubby's will mail to each shareholder a form letter of transmittal and instructions for use in effecting the surrender for payment therefor of certificates which prior to the Merger represented Tubby's Common Stock. After the Effective Date of the Merger and until so surrendered and exchanged, each outstanding certificate which prior to the Effective Date of the Merger represented shares of Tubby's Common Stock will be deemed for all purposes to represent only a right to receive a cash payment of $1.10 per share, and no interest will be paid or accrued on the amount payable upon surrender of any such certificates. Upon surrender to Tubby's of such certificates, together with such letter of transmittal duly executed, Tubby's will pay to the persons entitled thereto, in cash or equivalent, the amount to which such persons are entitled. If payment is to be made to a person other than the one in whose name the certificate surrendered is registered, it will be a condition of such payment that the certificate so surrendered must be properly endorsed or


                                      6


otherwise in proper form for transfer and that the person requesting such payment shall pay to Tubby's any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or establish to the satisfaction of Tubby's that such tax has been paid or is not applicable. If any holder of Tubby's Common Stock is unable to surrender such holder's stock certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to Tubby's.

           The Merger will become effective upon the later of either (i) the filing of the Merger Agreement with the Secretary of State of New Jersey, or
(ii) the issuance by the Secretary of State of New Jersey of a Certificate of Merger relating to the Merger (the "Effective Date"). It is expected that if the Merger is approved by Tubby's shareholders at the annual meeting, and assuming that the conditions to the Merger are satisfied, the Merger will become effective during the second calendar quarter of 2000.

                               SPECIAL FACTORS

Sources and Amounts of Funds and Other Consideration

           The Merger, which will require approximately Two Million Two Hundred Ninety Thousand ($2,290,000) Dollars, will be funded though loans from Comerica Bank, Detroit, to Tubby's, which will be secured by all of the assets of Tubby's and will be personally guaranteed and personally collateralized by the pledge of additional property owned by Paganes, Paganes and Tatone; loans to Paganes, Paganes and Tatone, individually; replacing Tubby's current $250,000 line of credit with a new $400,000 line of credit; and with funds from Tubby's general account, as follows:

               (A) A One Million ($1,000,000) Dollar secured term loan to
                   Tubby's at a fixed interest rate, to be set at the time of Closing, or interest at one-quarter percent (0.25%) above the announced prime rate of Comerica Bank ("the Prime Rate") amortizing over 15 years with a balloon in five years ("Term Loan A");

               (B) A Five Hundred Thousand ($500,000) Dollar interest only, cash secured loan due in 24 months to Tubby's at an interest rate equal to the current CD rate + 2.0% ("Term Loan B");

               (C) A Two Hundred and Fifty Thousand ($250,000) Dollar secured term loan to Paganes, Paganes and Tatone, individually, at an interest rate equal to one-quarter percent (0.25%) above the Prime Rate, due in 12 months ("Term Loan C");

               (D) Two Hundred Seventy Thousand ($270,000) Dollars from
                   Tubby's revolving line of credit which will bear interest at one-quarter percent (0.25%) above the Prime Rate (the "Line of Credit"); and


                                      7


               (E) Two Hundred and Seventy Thousand ($270,000) Dollars from
                   Tubby's General Account.

               (F) Term Loan A, Term Loan B and the Line of Credit, will be secured by mortgage liens on two buildings owned by Tubby's which house Tubby's Sub Shops, located in Southgate, Michigan, and Clinton Township, Michigan, and a security interest in all of the assets of Tubby's, and Paganes, Paganes and Tatone, jointly and severally, will personally guaranty repayment of Term Loan A, Term Loan B and the Line of Credit;

               (G) Term Loan C and the personal guaranties of Paganes,
                   Paganes and Tatone will be secured by mortgage liens on a condominium unit located in St. Clair Shores, Michigan, two buildings which house franchised Tubby's Sub Shops, located in Royal Oak and Dearborn, Michigan, two houses located in Clinton Township and Macomb, Michigan, and a condominium unit located in Naples, Florida. These properties are owned by Paganes, Paganes and Tatone, individually.

           The expenses estimated to be incurred in connection with the Merger are as follows:

           Legal                                    $  20,000
           Appraisal and Fairness Opinion Fees      $  25,000
           Accounting                               $   5,000
           Printing and Mailing Costs               $  30,000
           Transfer Agent Fees                      $  15,000
           Exchange Agent Fees                      $  15,000
           Loan Closing Costs                       $   7,500
           Filing Fees                              $     450
                                                    =========
           Total                                    $ 127,950

Tubby's has paid $10,000 of the legal fees, all of the appraisal and fairness opinion fees, and will be responsible for paying for all of the remaining estimated expenses.

Purpose(s), Alternatives, Reasons and Effects

           The Merger is a "going-private" transaction. Its purpose is to pay all unaffiliated shareholders cash in exchange for all of their shares, which will be surrendered to Tubby's and retired, and to make Tubby's a private company which will no longer be a public reporting company under the Securities Exchange Act of 1934. Tubby's shares will no longer be publicly traded, its former shareholders will receive $1.10 per share for all of their shares, and Tubby's will operate as a closely held private company.


           Since it became a public company in 1986, Tubby's has met with limited success in its effort to expand its operations. Tubby's began as a small franchising company in 1977 with submarine sandwich shops located in the Detroit Metropolitan area. In the course of its efforts to expand, Tubby's has opened locations in states other than Michigan. Because of unsatisfactory


                                      8


sales, most of these locations have closed.

           Because of its modest size, modest growth rate and limited resources, among other things, an established market for Tubby's shares never developed. Its short-term and long-term goals to achieve explosive national expansion negatively affected its ability to be profitable. Nevertheless, Paganes, Paganes and Tatone believe that Tubby's could be successfully operated as a closely held private company. The reason for this belief is that Tubby's could focus all of its resources on improving operations and franchise development rather than committing substantial resources to public company matters such as reporting requirements, public relations, shareholder relations, and the constantly present issue of how management decisions may affect the market price of its shares. First, it will be relieved of the substantial expenses incurred in operating as a public company, including legal and accounting expenses, transfer agent expenses, printing and annual meeting expenses which, because of its relatively small size, create a formidable burden on its limited resources, both financial and human; in financial terms, these expenses are approximately $150,000 annually and, in human terms, between 600 and 800 combined hours are required annually by the small staff at its headquarters (13 full time employees). While the annual expenses incurred constituted less than two (2%) percent of Tubby's total costs and expenses during fiscal 1998, and committing 600 to 800 employee hours is not insurmountable, these administrative burdens significantly interfere with the ability of a company of Tubby's size to pursue its core business: operating and franchising submarine sandwich shops. Second, it will be relieved of the pressure to achieve fast national growth in order to complete with other public restaurant companies. Rather, Paganes, Paganes and Tatone may be content to simply operate Tubby's as a small local franchising company, focusing on efficiency and improving existing operations, without incurring the expenses and incurring the risk of attempting to achieve accelerated national expansion, to maximize short-term profits. Tubby's became public in 1986 when it merged with a Utah public "shell" corporation (a public company with no assets) called Like Development, Inc. ("LDI"). LDI, the surviving corporation, then changed its name to Tubby's, moved its domicile to Michigan, and its original shareholders sold their new Tubby's shares on the over-the-counter market primarily to Michigan residents who were familiar with Tubby's Sub Shops. Tubby's incurred all of the expenses of that "going public" transaction and did not receive any proceeds from the sale of any shares. By 1990, there were approximately 600 Tubby's shareholders.


           Tubby's began its efforts to expand nationally in 1990 when it merged with Stuff Yer Face, Inc. ("SYF"), a public New Jersey restaurant company. SYF restaurants are full service, sit down restaurants featuring pizza and a specialty sandwich called a "strombolli". See "Business of Tubby's". At the time of the merger, SYF only had two remaining restaurants. Those restaurants were sold back to the founder of SYF who continues to operate them as franchises. As a result of the SYF merger, Tubby's acquired sufficient assets to qualify to have its shares listed on the NASDAQ Small Cap Market. It also inherited approximately 6,000 new shareholders.

            Tubby's attempted to revise and expand the SYF concept in 1991. It established a restaurant in Atlanta, Georgia called "Boli's" which was based on the SYF concept. Unfortunately, that venture was not successful, Tubby's lost its entire investment in it and the concept was not further developed. Other attempts to develop restaurants based on the SYF concept were also unsuccessful. Two additional SYF restaurants were opened, one company owned and one franchise, but they both ultimately went out of business.


                                      9


           In early 1993, Tubby's entered into an agreement with Sears Robuck & Co. to establish restaurants to be called "Cafe Express" within Sears department stores. Tubby's built and opened six "Cafe Express" restaurants during 1993 and 1994 and had short-term plans to build up to 20 of them. Unfortunately this project was also not successful. Three of the restaurants were substantially unprofitable, two of them were underperforming, creating additional losses, and one was profitable, although only marginally. Other attempts to develop SYF restaurants were also unsuccessful.

            As a result of those and other research and development projects aimed at national growth, Tubby's sustained record losses for fiscal 1994 (more than $900,000). In late 1994, a significant management change took place. It's prior chairman of the board and its prior president and chief executive officer were replaced and Paganes, Paganes and Tatone assumed managerial control over Tubby's. At that time, Tubby's was facing a financial crisis. Because of the substantial losses it had sustained, and the increased expenses it was incurring, it could not pay its bills and was incurring substantial losses. As a result, Paganes, Paganes and Tatone's first priority was to stabilize Tubby's financial condition.

           First, Tubby's offered all of the Sears restaurants for sale. Three of them could not be sold and were closed in early 1995. Two of them were sold at a substantial loss and the one that was marginally profitable continues to be operated as a company store. Second, Tubby's substantially decreased its operating expenses by, among other things, applying across the board pay cuts to all of its employees. Third, it terminated all research and development projects and focussed all of its resources on its core business -- submarine sandwich shops. It focused on finding good locations and building Sub Shops in the Detroit Metropolitan area. The plan worked; Tubby's operations immediately achieved profitability, beginning with the first quarter of 1995.

           However, because of the substantial losses in 1993 and 1994, Tubby's net asset value had decreased below the minimum requirement for continued listing on the NASDAQ Small Cap Market: Tubby's net assets had decreased to $1,600,000, $400,000 below the minimum requirement of $2,000,000. The NASDAQ notified Tubby's that its shares would be delisted if it did not achieve compliance within 90 days. Tubby's achieved compliance by obtaining capital contributions in the cumulative amount of $460,000 by selling restricted stock through private placements, which increased its net assets above the minimum requirement Paganes, Paganes and Tatone provided $240,000 of the total capital contributions.

           Once its financial condition was stabilized, Tubby's attempted to expand nationally through the implementation of a development agent program, which it introduced in 1996. Development Agents ("DA's") are awarded an exclusive geographical area in exchange for their commitment to sell franchises pursuant to a development schedule and to perform other continuing services. Their compensation includes commissions equal to fifty percent of the initial franchise fees and forty percent of the royalties received by Tubby's from the stores in their geographic area. Unfortunately, the DA program did not achieve the goals Tubby's had intended. DA Agreements awarded to individuals in the following territories were ultimately terminated because of the DA's failure to achieve their development schedules: Arizona, Texas, Pennsylvania, Cleveland, Ohio, Indiana, the province of Ontario, Canada, Edmonton and Calgary, Canada. Tubby's currently has a DA Agreement for the St. Louis, Missouri market. Five stores were opened in that market within a one-year period. Unfortunately, three of those stores have recently closed. Tubby's also continues to have DA's in Florida and Nebraska. There are three stores in Florida and one in Nebraska.


                                     10


           Over the next five years Tubby's intends to further develop the Michigan, Florida and Nebraska markets. Tubby's believes the Detroit market can handle an additional 15 stores. It projects that it will increase the number of new stores by 13 stores per year with an attrition rate of two stores per year (i.e., net 11 new stores). Tubby's also projects an attrition rate of four stores per year for existing stores which results in projected net growth of seven stores per year (i.e., 11 net new stores minus four existing stores). While, in light of Tubby's historical growth rate, these projections seem ambitions and, if achieved, would be an impressive accomplishment, in the context of the public company quick service restaurant industry, this growth rate would be considered unremarkable. In addition, because of the recent popularity of non-traditional stores, revenues to Tubby's from new stores will decrease. Non-traditional stores are located in gas stations, convenience stores and other non-traditional locations. While these stores are generally less expensive to establish, their sales are also generally lower. Non-traditional stores result in less revenue to Tubby's for two reasons. First, the initial franchise fee is lower: $8,000 versus $15,000. Second, royalties, which are a percentage of net sales, are lower because total sales at these stores are generally lower.

           Tubby's shares were listed on the NASDAQ Small Cap Market beginning in 1990 as a result of the SYF merger. The price at which Tubby's shares traded fluctuated from between approximately $.12 to $.80 per share but, generally, they traded at between $.18 and $.25 per share through 1997. Although Tubby's tried to increase shareholder value, its limited resources and limited growth made increasing the value of its shares a difficult task. In the fall of 1997, the NASDAQ amended its rules regarding listing qualifications. One of the changes was that, to qualify for continued listing, companies must maintain a minimum bid price of at least $1.00 per share. To comply with the minimum bid price requirement, Tubby's adopted and implemented a one for ten reverse split in February of 1998. Just prior to the split, Tubby's shares were trading at approximately $.25 per share. After the reverse split, the bid price for Tubby's shares began to decline from $2.50 all the way down to $.375 in February of 1999, even though the number of outstanding shares decreased from more than 25 Million to just over 2.5 million. In December of 1998, the NASDAQ notified Tubby's that it was not in compliance with the minimum bid price requirement and would be delisted if that noncompliance was not corrected within 90 days. Tubby's requested a hearing before the NASDAQ. Tubby's intended to show that it would achieve compliance through a proposed merger with Interfoods of America, Inc. (OTCBB--IFDA), a Miami based Popeye's Chicken Franchisee. See "Previous Contacts Between Tubby's, Interfoods of America, Inc., and R Corp."

           Earlier in the fall of 1998 (mid-September), Interfoods' president Robert Berg contacted Tubby's and expressed an interest in a possible merger. Mr. Berg stated that Interfoods was not interested in the submarine sandwich business. Rather, its interest was increasing the market price for its shares and qualifying to have its shares listed on the NASDAQ Small Cap Market. In that regard, Mr. Berg suggested selling all of the assets of Tubby's to Paganes, Paganes and Tatone as part of the possible merger. Tubby's was interested in the possible merger for several reasons. First, the merger would result in the combined company becoming a larger company which may have increased shareholder value by increasing its ability to compete as a public small cap company. Second, it could allow Tubby's original business, the submarine sandwich business, to go private and Paganes, Paganes and Tatone were interested in undertaking that challenge. Because Paganes, Paganes and Tatone had a conflict of interest and, consistent with their obligations as directors, Tubby's Board of Directors insisted that an independent valuation


                                      11


of the fair market value of both Tubby's and Interfoods be conducted prior to negotiating the terms of the proposed merger. Stout Risius Ross, Inc., an independent valuation firm referred to Tubby's by its auditors BDO Seidman LLP, conducted that valuation and concluded that the fair market value of Tubby's and Interfoods were $2,600,000 and $12,500,000, respectively. In early December, the two companies met at Interfoods offices in Miami, negotiated the terms of the proposed merger and entered into a letter of intent. See "Previous Contacts Between Tubby's, Interfoods of America, Inc., and R Corp." Tubby's believed that implementing that merger may have achieved compliance with the minimum bid requirement for its shares. In March of 1999, the NASDAQ notified Tubby's that it also appeared not to be in compliance with the $1,000,000 market value of public float requirement either and that it would have to demonstrate compliance with that requirement as well at the hearing. Tubby's believed the Interfoods merger would correct that alleged deficiency as well.

           The NASDAQ hearing was scheduled for May 6, 1999. On April 23, 1999, however, Interfoods announced that it would not proceed with the merger. Interfoods advised Tubby's that, after a thorough evaluation, its Board of Directors had decided not to proceed. Interfoods gave no other explanation for its decision. Tubby's requested an explanation but did not receive one and is not aware of why Interfoods decided not to pursue the proposed merger. Tubby's then considered another reverse spilt but concluded that it would not result in compliance. That conclusion was based, first, on Tubby's experience with its prior reverse split which proved that reducing the number of outstanding shares did not result in a long term increase in the market price of its shares and, second, another reverse split would not correct, and would probably worsen, its compliance with the public float requirement. Therefore, on May 5, 1999, Tubby's withdrew its request for a hearing. Accordingly, on May 5, 1999, Tubby's shares were delisted by NASDAQ for failure to meet those minimum requirements and trades of Tubby's shares were automatically listed on the Over the Counter Bulletin Board ("OTCBB"). Thereafter, Tubby's announced the present proposed merger.

           As a result of the delisting, Tubby's Board of Directors concluded that increasing shareholder value would now be an even more formidable task. There has never been a well established market for Tubby's shares; quotations have always been limited and sporadic. The NASDAQ delisting was viewed, objectively, as probably having a future negative effect on the already under-established market for Tubby's shares. This was a substantial factor which was considered by Tubby's Board of Directors. Because of Tubby's limited resources, the current and potential future bid prices for its shares, and the substantial expenses inherent in operating a public company, the Board of Directors of Tubby's determined that undertaking this transaction was appropriate at this time.

           The Interfoods merger would have been an alternative to this transaction and, therefore, warrants some discussion. That proposed merger provided for a one for five reverse split of Tubby's shares followed by a registered exchange offer of Tubby's shares on a one for two basis for all Interfoods shares. Simultaneously, the surviving corporation, Tubby's, would have changed its name to Interfoods of America, Inc., would have sold all of Tubby's pre-merger assets to R Corp, and would have continued to operate as a Popeye's Chicken franchisee. See "Previous Contract Between Tubby's, Interfoods of America, Inc., and R. Corp." On April 23, 1999, however, Interfoods advised Tubby's that it had decided not to proceed with the proposed merger. Tubby's did not seek any additional alternatives and no other alternatives were presented by any third party. For a comparison of the fairness of that proposed merger within the


                                     12


present proposed merger see "Fairness of the Transaction", and "Previous Contracts Between Tubby's, Interfoods of America, Inc., and R Corp".

           The most substantial effect of the Merger on Tubby's will be that it will no longer be a public reporting company and, instead, will operate as a private company. Its limited resources will be relieved of the substantial burdens inherent in operating a public company and Tubby's will have more flexibility in its day to day management. Although R Corp will no longer exist as a separate entity, its shareholders, Paganes, Paganes and Tatone, will be the only shareholders of Tubby's. In addition, Paganes, Paganes and Tatone will be personally liable, pursuant to their personal guarantees and the pledge of their personal property as collateral, for the repayment of the loans from Comerica Bank which will be used to fund the Merger.

           Unaffiliated security holders will receive $1.10 in exchange for each of their shares, which is higher than the current market price. The Merger will provide security holders with small numbers of shares (e.g., less than 100 shares) an easy and efficient procedure to liquidate their shares. Tubby's estimates that, of its approximately 7,000 shareholders, less than 600 are round lot holders (shareholders who hold 100 shares or more). This was also an important factor considered by Tubby's in proposing the present transaction. They will be required to recognize, for federal tax purposes, a gain or loss on the exchange. See "Certain Federal Income Tax Consequences." The only additional potential detriment to all shareholders, unaffiliated and affiliated, is that they will loose the opportunity to hold the shares and, in the event an established market develops and the market price for the shares exceeds $1.10, sell their shares at a higher price. Any attempt to "quantity" this detriment would be entirely premised on speculation and, therefore, it can not reasonably be "quantified."

           Finally, Paganes, Paganes and Tatone's purpose for engaging in this transaction is to acquire Tubby's and to reverse what they believe (obviously in hind-sight) to have been an incorrect decision to become a public company in the first place. Stated simply, Tubby's was too small to compete as a public company. The SYF merger, pursuant to which Tubby's inherited approximately 6,000 shareholders, most of whom now hold shares cumulatively valued at less than $100, further complicated its existence and only made matters worse. While Tubby's was unable to develop nationally by establishing thousands of sub shops, and the value of its shares did not fair well, Paganes, Paganes and Tatone believe that Tubby's is fundamentally sound and can be operated profitably as a small closely held company. If the merger is approved, Paganes, Paganes and Tatone will operate Tubby's as a small private company. Their first priority will be to improve current operations and to maintain profitability. Growth, which may be modest, will be secondary.

Fairness of the Transaction

         Tubby's and Paganes, Paganes and Tatone believe that the merger is fair to unaffiliated security holders. This belief is supported by the Fairness Opinion issued by Stout Risius Ross, Inc. A copy of the Fairness Opinion is attached as Appendix B. The material factors which form the basis of this belief include Tubby's fair market value, as analyzed by Stout Risius Ross, Inc., the book value and financial condition of Tubby's, its earning capacity, current market prices and previous sales of Tubby's stock and the sizes of the blocks transferred, and the market prices of companies in the same industry that trade in the open market. Tubby's Board of Directors reasonably believes that the delisting of Tubby's shares from the NASDAQ Small Cap Market will probably negatively affect shareholder value and considered that factor as well. However, the primary factor considered in establishing the per share price of $1.10 was the objective fair market value of Tubby's as a going concern. This factor was considered most appropriate because of the nature of the transaction - - a going private transaction pursuant to which members of the Company's management are financing the purchase of all of the shares. First, in effect, the Company is being purchased as a going concern. Unlike in other types of transations, such as a


                                     13


stock-for-stock merger, the Company's fair market value as a going concern was considered to be an appropriate and fair method for determining the fairness of the per share merger price, as opposed to relying on the market price of the shares or the Company's net asset value as primary factors. Second, because the members of the Company's current management who are financing purchase face an inherent, conflict of interest, they believed that the Company's objective fair market value should be a primary factor is establishing the proposed merger price, rather than relying on other factors that may have resulted in a lower per share price.

           Current market prices for the shares, which have been substantially lower than $1.10, recent sales and the sizes of the blocks transferred, which have been sporadic and small, and the NASDAQ delisting, which were considered in Tubby's decision to undertake this transaction at this time, were considered very little in establishing the per share price. First, the NASDAQ delisting may have negatively affected current market prices for the shares. Second, thousands of Tubby's shareholders (mostly inherited in the 1990 SYF merger) hold small blocks of shares (e.g., less than 100). Sales of such small blocks may not accurately reflect the value of all Tubby's shares as a whole. Similarly Tubby's history and past earnings were not considered. Tubby's past earnings were not considered because they may not be indicative of potential future earnings. Tubby's past losses were related, in large part, to its national expansion efforts. In addition, Tubby's newest subsidiary, SDS, which was established in 1998, has added substantial revenues and will increase the potential for future earnings. All of the factors listed in this paragraph would support a per share price lower than $1.10. Therefore, each of those factors clearly supports the fairness of the $1.10 per share price to be paid to unaffiliated shareholders.

           At August 31, 1999, Tubby's tangible book value per share was $1.05. Tangible book value is calculated by dividing total shareholder equity (i.e., all assets, other than good will, at book value, minus all liabilities) by the number of outstanding shares. The book value of a company's assets may or may not reflect its fair market value just as a company's market capitalization (all outstanding shares multiplied by current market price per share) may or may not. For example, prior to announcing the present proposed merger, Tubby's shares traded as low as $.375. At that price, Tubby's total market capitalization would be $968,668. After this proposed merger was announced, shares traded as high as $1.00 which would result in a market capitalization of $2,583,113. On October 11, 1999, the last reported trade was at $.8437 which would equal a market capitalization of $2,179,372.

           In determining the per share price for the proposed merger, Tubby's estimated the objective Fair Value of its common equity. Fair Value was considered as the price at which property would exchange between a willing buyer and a willing seller, when neither the former nor the latter are under any undue compulsion to buy or sell, and both have reasonable knowledge of the relevant facts. Tubby's began by considering its prior valuation in connection with the proposed merger between Tubby's and Interfoods of America, Inc. As part of that proposed merger, Interfoods' board of directors, which would have been the board of directors of the surviving corporation, agreed to sell all of the assets of Tubby's to R Corp for a total purchase price of $2,500,000. Dividing that purchase price by the number of Tubby's outstanding shares results in a per share price of $.97. Tubby's set the per share merger price at $1.10 which, multiplied by the number of outstanding shares, results in estimating Tubby's Fair Market Value at $2,841,424. There are at least two reasons for this increase. First, after it sustained a small net loss for fiscal 1998, Tubby's began to be profitable in the first three quarters of 1999. Second, because of the clear conflict of interest, Tubby's Board of Directors believed it would be better to overestimate rather than to underestimate Tubby's fair market value. As it turned out, the per share price of $1.10 was accurate, as confirmed by the independent analysis of Stout Risius Ross, Inc. As discussed in the next section, Stout Risius Ross, Inc., concluded that the fair value of Tubby's shares is $1.10. Stout Risius Ross, Inc., applied two valuation methods: a discounted cash flow method which, among other things, analyzes future earnings, and a market comparable method which analyzes the market prices of shares of comparable companies. Pursuant to the discounted cash flow approach, Stout Risius Ross, Inc., concluded that the fair market value of Tubby's shares is $1.08. Pursuant to the market comparable approach, it concluded their fair market value is $1.12. While the latter resulted in a value higher than $1.10 and, therefore, would detract from the fairness determination, Stout Risius Ross, Inc., relied equally on each valuation method. Accordingly, equally blending the result from each method resulted in concluding that the fair value of Tubby's common equity on a per share basis is $1.10. Paganes, Paganes and Tatone expressly adopt the analysis of Tubby's and Stout Risuis Ross, Inc., in support of their individual conclusions that this transaction is fair to unaffiliated shareholders. Paganes, Paganes and Tatone relied on each of the same factors set forth in this Proxy Statement and in the Opinion of Stout Risuis Ross, Inc., and did not rely on any other material factors in reaching their conclusions that the proposed merger is fair to unaffiliated shareholders.

            The Board of Directors believes that this merger is more



beneficial to unaffiliated shareholders than the Interfoods merger would have been. The proposed Interfoods merger


                                     14


first provided for a one for five reverse split of Tubby's shares and, second, for an exchange of one new share for each two shares held by Interfoods shareholders. Tubby's shareholders would have held one share in the surviving corporation for every five shares they held prior to the merger. At the time, Interfoods had approximately 6,000,000 outstanding shares. After the one for five reverse split and the exchange of Interfoods' shares, Tubby's shareholders, including affiliates, would have held approximately 500,000 and Interfoods shareholders would have held approximately 3,000,000 shares in the surviving corporation. At the time the proposed merger was announced, Interfoods shares were trading at approximately $.40 and Tubby's shares were trading at approximately $1.00. After the announcement, the price of Interfoods' shares increased dramatically while the price of Tubby's shares decreased slowly but consistently. After Interfoods announced it would not proceed with the merger, the price of its shares began decreasing steadily. The last trade of Interfoods shares on October 15, 1999, was reported to be at 7/16 or $.43. Had the Interfoods merger been completed, Interfoods' assets would have increased by $2,500,000 (the purchase price for Tubby's pre-merger assets) and the number of its outstanding shares would have decreased from approximately 6,000,000 to approximately 3,500,00. The long-term effect on the market prices for Interfoods shares, however, can not be quantified with any degree of certainly. Nevertheless, because of the one for five reverse split of Tubby's shares, any decrease in the market prices would have been magnified for Tubby's shareholders. In addition, like Tubby's, there is no well-established market for Interfoods shares.


           Paganes, Paganes and Tatone will receive and assume the following benefits and detriments. The benefits are, first, although they will not receive cash in exchange for all of their shares, they will acquire all of the equity of Tubby's. Second, they will enjoy the challenge of operating Tubby's as a private company and, if profitable, will receive distributions in the form of dividends. For example, Tubby's has been profitable during and at the end of each of the first three quarters of fiscal 1999. If this trend continues, Paganes, Paganes and Tatone would benefit accordingly. Third, their equity will appreciate as Tubby's repays the loans from Comerica and the principal balances of the loans decrease. The detriments of the transaction to Paganes, Paganes and Tatone are that they will be personally liable for the repayment of the loans and will pledge individually owned personal assets to secure their repayment.

           The transaction is structured so that the approval of a majority of all security holders is required. Approximately 80% of the shares are held by unaffiliated security holders. The only affiliated security holders are Paganes, Paganes and Tatone. Other shareholders who have informally indicated their approval of the proposed merger (See "Vote Required") are not affiliated security holders because they do not directly, or indirectly through any intermediaries, control, nor are they controlled by or under common control, with Tubby's or with Paganes, Paganes and Tatone. The merger was approved unanimously by the directors including the one director who is not employed by Tubby's. Neither Tubby's nor anyone else retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purposes of negotiating the terms of the merger and/or for preparing a report concerning the fairness of the transaction. In addition, the transaction does not require the approval of a majority of the shares held by non-affiliates and actually voted on the transaction. Nevertheless, and notwithstanding those two facts, Tubby's, and Paganes, Paganes and Tatone, believe the proposed merger is fair to unaffiliated shareholders for the following reasons. First, the independent analysis of Stout Risuis Ross, Inc., was very comprehensive and analyzed Tubby's fair market value. Second, the current market price for Tubby's shares, the history of Tubby's earnings, the


                                     15


underdeveloped market for Tubby's shares and the NASDAQ delisting each support a lower per share price. The per share price of $1.10 is so fair to unaffiliated shareholders that Tubby's, and Paganes, Paganes and Tatone, believe that it was completely unnecessary to retain a separate representative to negotiate and / or prepare a report regarding the fairness of the transaction on behalf of unaffiliated shareholders or to require to the votes of a majority of shares held by non-affiliates to approve it. Tubby's, and Paganes, Paganes and Tatone, believe that neither of those actions would have made any difference in the final analysis.


Reports, Opinions, Appraisals and Certain Negotiations

           Tubby's received an opinion on July 15, 1999, relating to the fairness of the consideration to be offered to the security holders, from Stout Risius Ross, Inc. Stout Risius Ross, Inc., is a Michigan based consulting firm specializing in business valuations, appraisals, and mergers and acquisitions. Stout Risius Ross, Inc., was referred to Tubby's by its auditors, BDO Seidman, LLP in connection with the proposed Interfoods merger. No material relationship existed between Stout Risius Ross, Inc., and/or any of its affiliates or representatives, and Tubby's or any of its affiliates nor is it contemplated that any such relationship will exist in the future. Tubby's determined the merger price of $1.10 per share, and asked Stout Risius Ross, Inc., to render its opinion regarding the fairness of that per share price.

           In reaching its opinion that the transaction is fair from a financial point of view to the shareholders of Tubby's, Stout Risius Ross, Inc., performed an analysis to estimate the fair value of the common equity of Tubby's, defined as the price at which property would exchange between a willing buyer and a willing seller, when the former is not under any undue compulsion to buy and the later is not under any undue compulsion to sell, both having reasonable knowledge of the relevant facts. In general, it considered the nature and history of Tubby's, the outlook for the economy and industry in which Tubby's operates, the book value and financial condition of the Company, the earning capacity of Tubby's, the dividend paying capacity of Tubby's, whether good will or other intangible value exists within Tubby's, previous sales of Tubby's stock and the size of the blocks transferred, and the market prices of companies in the same or similar industries which trade in the open market. Tubby's only instructions were for Stout Risius Ross, Inc., to render an opinion as to the fairness of the proposed merger to Tubby's shareholders from a financial point of view. No limitations were imposed by Tubby's or any affiliate of Tubby's on the scope of the valuation or Fairness Opinion. See Fairness Opinion, attached as Appendix B. Stout Risius did not consider the merits of the transaction as compared to an alternative business strategy. A copy of the valuation will be made available for inspection and copying at Tubby's principal offices during regular business hours by any interested security holder or his representative who has been so designated in writing.

           In its analysis, Stout Risius Ross, Inc., considered a variety of valuation methods, including an income approach, market approach and an underlying asset approach. In reaching its ultimate conclusion, it relied equally on an income approach and market approach. The average of the two resulted in estimating the fair market value of Tubby's at $1.10 per share.


           The income approach is a valuation technique in which the fair market value of a company is estimated on the basis of that company's earning capacity. This approach analyzes cash flows during a projected future period and the resulting residual cash flow thereafter. The future cash flows are then discounted to reflect present value. Under this approach, Stout Risius


                                     16


Ross, Inc., projected increases in revenues for 1999 through 2005. It then analyzed corresponding increases in expenses. A noteworthy component in this analysis is that 70% of new franchise growth during the projection period will occur in nondominant market areas (outside of Metro Detroit) which materially affects earnings primarily because of the increase in distribution costs. After projecting revenues, expenses, capital expenditures, and discounting residual cash flow, Stout Risius Ross, Inc., then added the value of Tubby's nonoperating assets which included excess cash, rental property and notes receivable. The discount rate was applied at 16.5%, which, consistent with industry standards, is a rate of return commensurate with the risk involved in realizing the projected cash flows. Based on 2,583,114 shares outstanding, it estimated Tubby's value of equity per share to be $1.08.

           The market comparable approach analyzes prices paid for securities of similar companies that are publicly traded. Stout Risius Ross, Inc., identified and analyzed the securities of the following companies:
Schlotsky's, Inc; Miami Subs; Quizno's; and Blimpie International, Inc. Stout Risius Ross, Inc., conducted an evaluation of these companies to determine their earnings before interest, taxes, depreciation and amortization ("EBITDA") to establish a total capital to EBITDA multiple. Each multiple was then adjusted on the basis of the differences between those companies and Tubby's to account for differences in size, growth outlook, capital structure, and other risk factors. For example, Scholotysky's, Inc., has 730 franchised locations with system wide rates of 348.5 million. It has 7,516,000 shares, which traded at $11.17, resulting in a market value of 84 million. Its adjusted capital value was 86.5 million and its EBITDA was 10.3 million resulting in a capital to EBITDA multiple of 8.42. That multiple was then adjusted downward to 4.3. Miami Subs Corp., on the other hand, had a total capital value of 6.9 million and EBITDA of 2.4 million resulting in a capital to EBITDA mulitple of 2.83. That multiple was then adjusted upwards to 4.0. Quizness Corp. and Blimpie International were assigned multiples of
4.10 and 4.20 respectively. The median multiple of 4.20 was applied to Tubby's adjusted EBITDA of $266,452 (calculated over the prior 12 months) which, after deducting interest-bearing debt, resulted in an operating value of $992,829. Stout Risius Ross, Inc., then applied a control premium of twenty (20%) percent because the analysis of the comparable companies was performed on a minority-interest basis, which resulted in an actual operating value of $1,191,394. The value of Tubby's non-operating assets and the value of its deferred tax assets (Net Operating Loss carry forwards) were then added to the operating value. Applying this approach to Tubby's resulted in estimating the equity value of Tubby's at $1.12 per share.


           The underlying asset approach is only relevant when a company's assets exceed its estimated value under the first two approaches. Because this was not the case with Tubby's, this approach was not used.

           Stout Risius Ross, Inc., relied equally on those two approaches. Therefore, it concluded that the fair value of common equity of Tubby's is $1.10. Tubby's, R Corp, and Paganes, Paganes and Tatone expressly adopt the conclusion and analysis of Stout Risius Ross, Inc. In addition, R Corp, and Paganes, Paganes and Tatone, expressly adopt the conclusion and analysis of Tubby's, set forth in this proxy statement, and rely on each of the same factors. R Corp, and Paganes, Paganes and Tatone, did not rely on any other material factors in reaching their conclusion that the merger is fair to unaffiliated shareholders.


                                     17


Recommendations

           The Board of Directors of Tubby's has received a favorable fairness opinion with respect to the terms of the merger, believe that the Merger is in the best interest of and fair to the shareholders and has recommended that the shareholders vote FOR approval of the Merger Agreement. For a discussion of the factors considered by Tubby's Board of Directors in approving the Merger Agreement, see "Description of the Transaction."

Interests of Certain Persons in the Merger

           General - The respective management and Boards of Directors of R Corp and Tubby's are affiliated (Paganes, Paganes and Tatone are directors and serve as the President, Vice President and Secretary, respectively, in both corporations), the effect of the Merger Agreement will be considered a "going private" transaction and the terms of the Merger Agreement were considered and determined in the context of the objective fair market value of the Company's assets and the fair distribution of its equity to the shareholders of Tubby's.

           Principal Shareholders of Tubby's - Paganes, Paganes and Tatone have personally procured a commitment for adequate financing on behalf of Tubby's to complete the Merger, and will personally guarantee the required debt financing and pledge personal assets, in addition to all of the assets of Tubby's, to secure the loans. Paganes, Paganes and Tatone will not receive any cash in exchange for their shares and they will remain as the only shareholders of Tubby's. In order to equalize the number of shares held by each of them, Paganes, Paganes and Tatone have also entered into a Stock Purchase, Redemption and Shareholder Agreement with Tubby's pursuant to which some of them will purchase restricted shares of common stock from Tubby's and Tubby's will redeem shares from the others. The price per share is equal to the Merger price of $1.10. The Stock Purchase, Redemption and Shareholder Agreement is contingent upon the consummation of the Merger.


Conditions to Merger: Termination: Amendment

           The obligations of Tubby's and R Corp to effect the Merger are subject to the satisfaction of several conditions, including the approval of the Merger Agreement by the required vote of the outstanding shares of Tubby's, closing on the bank financing, and the absence of any material adverse changes. See the Merger Agreement attached hereto as Appendix A.

           The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, whether before or after submission or approval by the shareholders of Tubby's, by the Board of Directors of Tubby's. The Merger Agreement may be amended at any time prior to the Effective Date of the Merger, whether before or after the meeting of shareholders of Tubby's, by written Instrument executed by Tubby's and R Corp, provided that no amendment shall change the exchange ratio (i.e., the Merger Price of $1.10 per share) set forth in the Merger Agreement without the approval of the shareholders of Tubby's.

Material Federal Income Tax Consequences

           Tax Counsel has advised that for federal income tax purposes, if the Merger is carried out in accordance with the Merger Agreement (1) no taxable gain or loss will be recognized by


                                     18

Tubby's as a result of the Merger; (2) taxable gain or loss will be recognized by the holders of shares of Tubby's stock upon receipt of cash in exchange for those shares; (3) no taxable gain or loss should be recognized by the shareholders of R Corp and the basis of their shares of Tubby's should not be affected.

Dissenter's Appraisal Rights

           Dissent and Rights of Appraisal for Tubby's Shareholders - Pursuant to the provisions of section 14(a):11-1 et seq. of the New Jersey General Corporation Law, and because Tubby's has in excess of 1,000 shareholders of record, shareholders of Tubby's will not be entitled to dissent or receive appraisal rights in connection with the proposed Merger. Nor do Tubby's Articles of Incorporation or By-Laws provide any rights to dissent or receive appraisal rights.

Business of Tubby's

           The restaurant business is highly competitive and there can be no assurance that the merged corporation will be able to operate profitably. Tubby's operated unprofitably from 1990 through 1994. It operated profitably from 1995 through 1997 and had a small net loss for fiscal 1998, resulting in a current accumulated earnings deficit of $896,749 at the end of fiscal 1998. For the first three-quarters of fiscal 1999, ended August 31, 1999, Tubby's had a net profit of $298,675.00. For the first three-quarters of fiscal 1998, Tubby's had a net loss of $117,001. Revenues for the first nine months ended August 31, 1999, increased 30.7%. See "Tubby's Financial Statements."

                 CONSOLIDATED FINANCIAL DATA OF TUBBY'S, INC.

           The following table sets forth the consolidated selected historical financial information for Tubby's, Inc. The consolidated selected financial data for and as of the years ended November 30, 1998, 1997, 1996, 1995 and 1994 have been derived from the audited consolidated financial statements of Tubby's, Inc. The selected financial data for the nine months ended August 31, 1999 and 1998 are derived from the unaudited financial statements of Tubby's, Inc. In the opinion of Tubby's, Inc., the interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data.


                                                                     (Thousands except per share amounts)
                                       Nine Months Ended
                                           August 31                        Year Ended November 30,
                                      ------------------      --------------------------------------------------
                                        1999      1998        1998   1997 (1)   1996 (1)    1995 (1)    1994 (1)
                                        ----      ----        ----   --------   --------    --------    --------
Net Sales and operating revenues
  & other revenues...................  $7,032    $5,380     $7,366   $3,556     $3,123      $3,662      $3.737
Income before extraordinary
  items..............................     299     (117)        (31)     107        117         274        (921)
Extraordinary Items..................       0        0           0        0          0           0           0
Net Income (Loss) ...................     299     (117)        (31)     107        117         274        (921)
Net Income (Loss) per share
  before extraordinary items.........      12    (0.05)      (0.01)    0.04       0.05        0.11        (0.5)
Net income (loss) per share,
  basic & fully diluted..............      12    (0.05)      (0.01)    0.04       0.05        0.11        (0.5)
Working Capital......................   1,835    1,339       1,437    1,177        871       1,094(2)       64
Total Assets.........................   3,436    3,303       3,326    3,325      3,333       3,270(2)    2,683
Total Assets less goodwill...........   3,238    3,049       3,063    3,095      2,994       2,923       2,340
Dividends ...........................      --       --          __       __         __          __          __
Book Value per Share                    $1.12    $ .98      $ 1.01   $ 1.02     $  .98       $ .93      $  .83
Tangible book value per share........    1.05      .88        0.91     0.93       0.86        0.84        0.66
Ratio of earnings to fixed charges...   11.59      ___(5)    ___(4)    5.08       2.65        3.52         ___(3)



---------
(1)  Adjusted for 1 for 10 reverse split in February of 1998.
(2) In March of 1995, Tubby's issued 575,000 shares of restricted Common Stock pursuant to private placements in exchange for $.80 per share to seven individuals which included three related parties.
(3) For the year ended November 30, 1994, the ratio was negative. The deficiency, expressed in a dollar amount, was $1,089,551.
(4) For the year ended November 30, 1998, the ratio was negative; the deficiency was $ 31,207.
(5) For the nine months ended August 31, 1998, the ratio was negative; the deficiency was $117,001.






                    MARKET PRICES OF TUBBY'S COMMON STOCK

           The following table sets forth the high and low stock prices (bid) for Tubby's Common Stock as reported by NASDAQ (symbol TUBY) for the calendar years indicated and as reported by the Over the Counter Bulletin Board ("OTCBB") after May 5, 1999, when Tubby's shares were delisted by NASDAQ for failing to maintain a $1.00 bid price and were automatically listed for reporting by the OTCBB. There is currently no established trading market for Tubby's common stock (excluding limited and sporadic quotations.) On May 4, 1999, the day before the present proposed merger was announced, the market price as of the last trade was 5/16 or $.3125. The last trade on October 11, 1999 was for 27/32 or $.8437. The following quotations do not include retail mark-ups, markdowns or commissions and represent prices between dealers and not necessarily actual transactions.

                                       Tubby's
                               -------------------------
                               High                Low
                               ----                ---
       1997 (1)
       --------
       4th Qtr.               4.062                2.500

       1998
       --------
       1st Qtr.               3.125                2.000
       2nd Qtr.               2.375                1.625
       3rd Qtr.               2.000                .6875
       4th Qtr.               1.250                .6250

       1999 (2)
       --------
       1st Qtr.               1.000                 .375
       2nd Qtr                1.000                .3125
       3RD Qtr.               .6250                 .375

(1) Prices are adjusted to reflect a 1 for 10 reverse split which was effective in the first quarter of 1998.
(2) The public announcement in connection with this transaction was first made on May 5, 1999.

The approximate number of shareholders of record of Tubby's was 7,000 as of August 31, 1999. There are no restrictions on Tubby's present or future ability to pay dividends; however, Tubby's has never paid cash dividends on its Common Stock.


                                     20


                        DESCRIPTION OF THE TRANSACTION

           Pursuant to the Agreement and Plan of Merger (the "Merger Agreement") between Tubby's and R Corp, the shareholders of Tubby's are being asked to approve a merger pursuant to which all shareholders, other than three current members of Tubby's management, who also constitute a majority of its Board of Directors, will receive cash in exchange for their shares. Pursuant to the Merger Agreement, each share of outstanding Tubby's Common Stock, other than shares held by the shareholders of R Corp, will be exchanged for cash at the merger price of $1.10 per share. The merger price per share was established by Tubby's Board of Directors. The fairness to shareholders from a financial point of view is supported by a Fairness Opinion prepared by Stout Risius Ross, Inc. A copy of the Fairness Opinion is attached as Appendix B. Tubby's will be the surviving corporation but its shares will no longer be publicly traded.

           The Board of Directors of Tubby's has determined that the Merger is in the best interest of the shareholders of Tubby's because, among other things, it will allow shareholders to receive $1.10 per share, which is higher than the current market price, without incurring brokerage commissions and/or other fees. It will also allow shareholders with small numbers of shares (e.g., less than 100 shares), an easy and efficient procedure to liquidate their shares. Tubby's registration will then be terminated under the Securities Act of 1934 and it will not be a reporting company.

           Holders of shares of Common Stock of Tubby's are entitled to cast one vote for each share held at all shareholder's meetings for all purposes. Shares of Tubby's Common Stock are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional shares in the event of any subsequent offering and/or merger. All outstanding shares of Tubby's Common Stock are fully paid and non-assessable. Tubby's Common Stock does not have cumulative voting rights which means that holders of more than 50% of Tubby's Common Stock voting for the election of Directors can elect 100% of the directors of Tubby's if they choose to do so.

           After the Effective Date of the Merger, Tubby's will make the cash payments of $1.10 per share described above as follows. Promptly after the Effective Date of the Merger, Tubby's will mail to each such shareholder a form letter of transmittal and instructions for use in effecting the surrender for payment therefor of certificates which prior to the Merger represented Tubby's Common Stock. After the Effective Date of the Merger and until so surrendered and exchanged, each outstanding certificate which prior to the Effective Date of the Merger represented shares of Tubby's Common Stock owned by a shareholder who is not also a shareholder of R Corp will be deemed for all purposes to represent only a right to receive a cash payment of $1.10 per share, and no interest will be paid or accrued on the amount payable upon surrender of any such certificates. Upon surrender to Tubby's of such certificates, together with such letter of transmittal duly executed, Tubby's will pay to the persons entitled thereto, in cash or equivalent, the amount to which such persons are entitled. If payment is to be made to a person other than


                                     21


the one in whose name the certificate surrendered is registered, it will be a condition of such payment that the certificate so surrendered must be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay to Tubby's any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or establish to the satisfaction of Tubby's that such tax has been paid or is not applicable. If any holder of Tubby's Common Stock is unable to surrender such holder's Tubby's stock certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety reasonably satisfactory to Tubby's.

               SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES
                            WITH THEIR PROXY CARDS

The terms of the Agreement and Plan of Merger, which is attached hereto as Appendix A, are incorporated herein by reference, in their entirety.

                           SOLICITATION OF PROXIES

           The enclosed proxy is solicited by and on behalf of the Board of Directors of Tubby's. The Board of Directors of Tubby's has approved the Merger Agreement and has nominated the proposed Directors. Accordingly, the Board of Directors is recommending that the shareholders vote FOR approval of the Merger Agreement and FOR the election of each Director. Proxies solicited by the Board of Directors, if properly signed and returned, will be voted in favor of the resolutions being presented to the shareholders.

           A proxy may be revoked by the person giving it at any time before the exercise thereof by written notice to the Secretary of Tubby's. All valid proxies not revoked will be voted. Where a choice is specified on a proxy, the shares represented by such proxy will be voted in accordance with the specification made.

           The cost of soliciting proxies, including preparing, assembling and mailing the notice of meeting, proxy statement, formal proxy and other soliciting materials as well as the cost of forwarding such material to the beneficial owners of stock is being borne by Tubby's.

           Even if you plan to attend the meeting please complete, date and sign the enclosed proxy and mail it promptly in the enclosed envelope. In the event you attend the meeting, you may revoke your proxy and vote your shares in person.

                             ACCOUNTING TREATMENT

           Under generally accepted accounting principles, this transaction will be accounted for as a reorganization and Tubby's will continue to apply current book value to its assets. Assuming completion of the Merger, Tubby's does not intend to change its November 30 financial year-end.


                                     22


                      PREVIOUS CONTACTS BETWEEN TUBBY'S,
                   INTERFOODS OF AMERICA, INC., AND R CORP

           On December 15, 1998, Tubby's and Interfoods of America, Inc., a Miami based Popeye's chicken franchisee, executed a letter of intent pursuant to which Tubby's and Interfoods would merge, with Tubby's being the surviving corporation. The letter of intent provided for a one for five reverse split of outstanding Tubby's shares followed by a registered exchange offer of Tubby's shares on a one for two basis for all Interfoods shares then currently outstanding. Simultaneously, the surviving corporation (Tubby's), would change its name to Interfoods of America, Inc., and sell all of Tubby's pre-merger assets to R Corp. The purchase price for the assets was $2,500,000 payable as follows:

           A. Down payment of $350,000 in cash and the redemption of Tubby's shares held by shareholders of R Corp at the trading value assigned to them upon the effectiveness of the one for five reverse split.

           B. The balance was to be paid pursuant to a ten-year Promissory Note, providing for monthly payments of interest only at 7% during the first three years. Principal and interest payments would be made during years four through ten calculated on a thirty-year amortization with a ten-year balloon with interest at the rate of 7% per annum.

           C. The Promissory Note was also to provide for an option to obtain prepayment discounts as follows: R Corp would receive a 25% discount from the principal balance if it paid all amounts due prior to the fourth anniversary date of the closing and would receive a 20% discount if it paid all the amounts due prior to the eighth anniversary date.

           D. The letter of intent also provided that the parties would enter into a three-year Consulting Agreement. R Corp would provide consultation regarding the Company's historical accounting procedures, records, public relations, legal and other corporate matters in exchange for compensation from Interfoods as follows: $225,000 in year one; $150,000 in year two; and $100,000 in year three.

Because Interfoods had more than 6,000,000 shares outstanding and Tubby's would have only had 516,623 after the one for five reverse split, Tubby's shareholders would have held approximately 20% of the outstanding shares in the surviving corporation.

           On April 23, 1999, Interfoods advised Tubby's that, after a thorough evaluation, its Board of Directors had decided not to proceed with the proposed merger. Thereafter, Tubby's announced the present proposed merger on May 5,1999.

           The Merger Agreement that has been executed with respect to this transaction, which is the subject of this proxy statement, varies from the previous proposal in many ways. Under this transaction, shareholders will receive $1.10 in exchange for each share of Tubby's Common Stock. Under the Interfoods proposal, Tubby's shareholders would have received one share of Tubby's Common Stock in exchange for every five shares. In addition, under this transaction, shareholders can take the proceeds of the exchange and use them in the investment of their choice rather than automatically becoming shareholders of the surviving corporation which


                                     23


would have changed its name to Interfoods and continued largely in the fried chicken segment of the quick service food industry.


                             BUSINESS OF TUBBY'S

Introduction

           Tubby's, Inc. ("Tubby's") was originally incorporated on May 16, 1984 in the State of Utah under the name "Like Development, Inc." Like Development did not conduct any business until May 23, 1986 when it acquired all of the outstanding capital stock of Tubby's Sub Shops, Inc., a Michigan corporation in exchange for 7,424,961 shares of Like Development's Common Stock that were issued to the former shareholders of Tubby's Sub Shops, Inc. At the time of that reorganization, Like Development also changed its name to "Tubby's Sub Shops, Inc."

           Tubby's Sub Shops, Inc., was originally incorporated in the State of Michigan on December 2, 1977 for the purpose of franchising the rights to operate Tubby's Sub Shops restaurants. The founders of Tubby's had been operating restaurants under the Tubby's name since 1968 and, after developing a Plan of Operation for those restaurants that would enable others to operate similar restaurants, they founded Tubby's in 1977 to franchise the rights to operate those restaurants. The founders of Tubby's then assigned their trademarks, know-how, and existing agreements to Tubby's.

           In September 1987, Like Development changed its domicile from Utah to Michigan and changed the name of the company to "Tubby's, Inc.", a wholly-owned subsidiary of Like Development that was incorporated in Michigan for that purpose. As a result, each share of Like Developments' Common Stock was converted to one share of Tubby's, Inc., Common Stock. Like Developments authorized capital stock and the number of shares of its outstanding capital stock were unchanged as a result of its re-domicile from Utah to Michigan.

           In March of 1990, Tubby's and Stuff Yer Face ("SYF"), a New Jersey restaurant company, merged with SYF as the surviving corporation. First, shareholders of SYF approved a one for three reverse split of the outstanding shares of Common Stock of SYF. Simultaneously, shareholders of both corporations approved an Agreement and Plan of Merger pursuant to which each share of Tubby's outstanding Common Stock was exchanged for one share of the post split Common Stock of SYF. As part of that merger, the founders of SYF entered into Employment Agreements and were granted options for the right to purchase two SYF restaurants to be operated as franchises. The Employment Agreements and Option Agreement became effective upon the closing of the merger. As a result of that merger, shareholders of Tubby's Common Stock owned approximately 67% of the outstanding SYF stock. Also as part of that merger, SYF immediately changed its name to "Tubby's, Inc."

           Tubby's currently has five wholly owned subsidiaries:

               Tubby's Sub Shops, Inc., a Michigan corporation, grants licenses to franchisees, pursuant to franchise agreements, to own and operate Tubby's Sub Shops and SYF restaurants, in exchange for franchisee fees and continuing royalties.

               SUBperior Distribution Systems, Inc. ("SDS"), a Michigan corporation, purchases


                                      24


               and distributes food and other products used in the operation of Tubby's Sub Shops restaurants through contracts with manufacturers and with warehousing and distribution companies.

               Sub Line Company, Inc., a Michigan corporation, purchases, sells and brokers equipment used in the construction of Tubby's Sub Shop restaurants.

               Tubby's Company Stores, Inc. a Michigan corporation, owns and operates Tubby's Sub Shops restaurants. Company Stores currently owns and operates three restaurants located in Southeastern Michigan.

               Tubby's Sub Shops Advertising Company, Inc., a Michigan corporation, administers the advertising fund made up of advertising contributions made by all Tubby's Sub Shop restaurants.

Description of Tubby's Restaurants

           Tubby's Sub Shops are sit down and carry out restaurants that feature approximately twenty types of submarine sandwiches along with soup, french fries, onion rings, breaded mushrooms, a selection of desserts and soft drinks and other beverages. No table service is provided in a Tubby's restaurants. Customers place and pay for their orders at a serving counter and their food is then prepared to order, with most of the sandwiches being grilled. When the order is ready, it is picked up at the counter. Customers may also place their orders by telephone, either for consumption at the restaurant or for carry out. Tubby's restaurants do not offer any alcoholic beverages.

           Tubby's restaurants are usually located in a neighborhood shopping center or in a free standing building that has been designed and built as a Tubby's restaurant or converted from another use. The decor of the Tubby's restaurants has been designed to create a pleasing atmosphere for the restaurant's customers. The building that is required for a Tubby's restaurant will range from approximately 1,200 square feet to 2,500 square feet. The cost of a new Tubby's restaurant will vary depending upon many factors, including the size of the restaurant, whether it is new construction or conversion of an existing building, whether it is to be purchased or leased and prevailing real estate and construction costs. See "Franchising" for description of the Tubby's Franchise Agreement.

           SYF restaurants promote a specialty sandwich called a "Stromboli." A Stromboli is a closed sandwich with bread freshly baked around a favorite filling selected by the customer together with cheese, tomato sauce, onions and peppers. The fillings available are meatballs, sausage, pepperoni, veal, chicken, shrimp, eggplant, mushrooms, broccoli and spinach. SYF restaurants also offer pizza, hamburgers, and numerous side orders like french fries, onion rings, mozzarella sticks and others. SYF's restaurants are sit down, full service restaurants with table service. SYF restaurants may also offer beer and wine. At August 31, 1999, 91 Tubby's and two SYF restaurants were operating.


                                     25


Restaurant Development and Expansion

           The following table shows the growth of the company's franchised restaurants during its last six fiscal years:

                                   Fiscal Year Ended November 30
                           -----------------------------------------------
                           1993    1994     1995     1996     1997    1998
                           ----    ----     ----     ----     ----    ----
Tubby's Restaurants
    Opened ............      5       7       10        7       16      10
    Closed ............      4       1        3        2        2      10
    Ending Number .....     56      62       69       74       88      88

           All operating Tubby's restaurants, of which as of August 31, 1999 there were 93 operating, are located in Michigan other than three restaurants which are located in Florida, two in Missouri, one in Nebraska, one in Iowa, two in Arizona and two in New Jersey. During the year ended November 30, 1998 10 Tubby's franchised restaurants closed and 10 new Tubby's franchised restaurants opened, of which five are located in the Detroit metropolitan area. Of the 10 restaurants that closed, four were located in Michigan, two in Windsor, Ontario Canada, one in Indiana, one in Pennsylvania and two in Ohio.

Competition

           The restaurant business is highly competitive and is often affected by changes in taste and eating habits of the public, by local and national economic conditions affecting spending habits and by population and traffic patterns. Tubby's believes that the quality and price of food products offered are the principal means of competition in the restaurant industry. Also of importance are site locations, quality and speed of service, advertising and attractiveness of facilities.

           Tubby's competes with restaurant chains and other restaurants serving a variety of foods which operate more restaurants and have greater financial resources, greater name recognition and marketing capability. Furthermore, competition for management and other key operating personnel and for restaurant sites could increase as Tubby's operations expand.

           In the sale of franchises, Tubby's competes with franchisors of other restaurants and franchisors of a variety of other products and services. Tubby's management considers the amount of the initial investment required of the franchisee, the perceived potential for business success and return on investment, the assistance provided by the franchisor and the franchisor's name recognition and reputation to be the most significant competitive factors in franchising.

Franchising

           Franchises for Tubby's Sub Shops and SYF restaurants have been offered since 1977. The Company currently offers single-unit franchise agreements, area development agreements and development agent agreements. Except as noted below, the terms and conditions of the franchise agreements used by Tubby's are the same.

           The franchisee is responsible for all construction and remodeling costs required to bring a location up to the standard specifications of a Tubby's store. Subline Co., a subsidiary of


                                     26


Tubby's, Inc., may, at the option of the franchisee, assist in the construction of the restaurant or in the leasehold improvements. Also, the franchisee may purchase the required construction drawings and equipment from Subline Co.

           The single-unit franchise agreement gives the franchisee the right to use Tubby's or SYF's trademarks, service marks and methods of operation to operate a Tubby's or SYF restaurant at a specific location that is approved by Tubby's. The initial term of Tubby's current franchise agreement is ten
(10) years with the franchisee generally having two five year options to renew. The initial license fee, which is payable upon execution of the franchise agreement, is $15,000 for a traditional Tubby's franchise and $15,000 for a SYF franchise, with a reduction in that fee provided to persons who purchase more than one franchise and to existing franchisees. The initial license fee for nontraditional restaurants, such as ones located in convenience store, gas stations, etc., is $8,000, also payable upon execution of the franchise agreement. The initial franchise fee compensates Tubby's for the cost of various services provided by Tubby's to franchisees, such as management and operations training, review of restaurant site selection, restaurant design assistance, specifications and equipment lists, assistance in locating suppliers and operating assistance during the initial opening of a restaurant. Tubby's current franchise agreement requires the franchisee to pay Tubby's a weekly royalty equal to the greater of $100 dollars per restaurant or six percent (6%) of the franchisee's gross weekly sales. All of the existing franchise agreements require the franchisee to pay Tubby's a weekly advertising fee equal to the greater of $50 per restaurant or three and a half percent (3 1/2%) of the franchisee's gross weekly sales. Those advertising fees are administered by Tubby's or its affiliates or designees and used to pay for shared production and media advertising costs and other promotional costs. The franchise agreement further requires the franchisee, among other things, to comply with Tubby's standards and procedures of operation and menu and food quality specifications, to purchase supplies from Tubby's approved sources and to permit inspections and audits by Tubby's.

           If a potential franchisee desires to establish multiple restaurants in a defined geographical area or wishes to have the right to procure other persons to apply to become franchisees within a designated area, that franchisee may enter into an Area Development or Development Agent Agreement. At this time Tubby's has entered into one Area Development and five Development Agent Agreements.

           Tubby's does not make projections regarding sales volume of existing or future stores. Many factors influence an individual store's sales volume and/or profitability. Items affecting the success of a particular franchise include, but are not limited to, site location, local competition, local advertisement, direct owner participation, management's restaurant experience, respective financing and capitalization costs and control of labor costs.

Training

           Tubby's provides a complete course of instruction relating to the operations, methods, and other related procedures, with emphasis placed on the preparation and serving of the specialty food items that are characteristic of Tubby's restaurants. This course is offered to a licensed franchisee, and for one additional franchisee or management representative. Salaries, expenses of travel, food and lodging for franchisees and their representatives are at the franchisee's own expense. The training program consists of a minimum 120 hours of in-store operations, under


                                     27


direct supervision of qualified personnel, in addition to classroom sessions at Tubby's corporate offices. After successfully completion of training, Tubby's will provide assistance by providing a member of its staff to the franchisee's location for three (3) days out of the first nine (9) weeks of operation. Tubby's does not charge for the training described above, but it is only obligated to provide training for a franchisee's first location. Additional training of management, employees, etc,, is available at a fee, as is assistance at a subsequent location.


Quality Control and Supervision

           Tubby's requires all of its franchisees to satisfy certain quality control standards governing both the products and services that are offered by its franchisees. Operating specifications for Tubby's restaurants are documented by Tubby's in its operations manuals that are provided to all franchisees. Tubby's audits performance and adherence to such standards by performing periodic inspections of each restaurant.

Supplies

           The materials, inventories and other items required to equip and operate a Tubby's restaurant are generally available from several sources. Although franchisees are not required to make any purchases from Tubby's, in order to maintain quality control, Tubby's does require its franchisees to purchase certain designated food and supply items from suppliers that have been approved by Tubby's. The approval of suppliers is based upon the quality of the items they supply and their conformity with specifications established by Tubby's.

           Subline is an approved supplier of certain equipment and also acts as a broker for several approved suppliers of machinery, equipment and food products that are sold to Tubby's franchisees and others. Although Tubby's franchisees are not required to purchase any of that equipment from Subline or utilize Subline's brokerage services, Tubby's believes that many of them do so because the costs of utilizing Subline's services are often less than the prices charged by other sources. One reason Subline is able to offer competitive prices is that it can often obtain volume discounts for the items that are sold to Tubby's franchisees. Subline will make a profit on any equipment it sells in an amount equal to the sales price of that equipment minus Subline's costs incurred in connection with that equipment. In most instances, the terms of purchase from Subline are more favorable than terms available from unaffiliated third parties. A portion of Subline's volume discounts are passed on to the franchisee. Additionally, franchisees have standing open accounts with Subline.

           SDS is an approved supplier of food and other products that are sold to franchisees. Although franchisees are not required to purchase any products from SDS, many of them do so because SDS offers lower prices, higher quality, superior service and certain purchase incentives.

Advertising

           Each franchisee is required to pay advertising fees equal to the greater of $50 per week or 3 1/2% of total weekly gross sales of that franchisee's restaurant. Those funds are administered by Tubby's Sub Shops Advertising Co., Inc. ("TSSAC"), and are used to pay for shared production


                                     28


and media advertising costs as well as other promotional costs. Local advertising campaigns are conducted through radio, television, local newspapers, direct mailing and billboards and other media that would be cost prohibitive for an individual franchisee. All monies received for advertising are escrowed and spent for advertising purposes only. A portion is retained by the franchisor to cover administrative costs. Generally, franchisees located in states other than Michigan pay 1% of weekly gross sales to TSSAC and are required to spend an additional 2 1/2% on local marketing until such time as the number of franchises in their area reaches an "area of dominant influence" large enough to warrant the formation of an advertising cooperative.

Trademarks and Service Marks

           Tubby's name and logo and SYF's logo are registered as trademarks and service marks with the United States Patent and Trademark Office.

Regulation

           Many states have laws regulating franchise operations, including registration and disclosure requirements in the offer and sale of franchises and the application of statutory standards regulating franchise relationships. Tubby's is also subject to the Federal Trade Commission regulations relating to disclosure requirements in the sale of franchises. Tubby's believes it is operating in compliance with applicable laws and regulations governing its operations.

           Each of the restaurants operated by Tubby's franchisees is subject to licensing and regulation by the health, sanitation, safety, fire department and, in the case of restaurants serving alcoholic beverages (i.e., SYF restaurants), the alcoholic beverage control agencies in the state or municipality where located. Difficulties or failures in obtaining the required licensing or approval could result in delays or cancellations in the opening of new restaurants.

           Federal and state environmental regulations have not had a material effect on the operations of Tubby's or its franchisees, but more stringent and varied requirements of local governmental bodies with respect to zoning, land use and environmental factors could delay construction of new restaurants.

           Tubby's and its franchisees are also subject to the Fair Labor Standards Act, which governs such matters as minimum wages, overtime, and other working conditions. A significant portion of the food service personnel employed by Tubby's franchisees are paid at rates related to the federal minimum wage, and accordingly, increases in the minimum wage increase the labor cost incurred by Tubby's franchisees.

Employees

           As of November 30, 1998, Tubby's and its subsidiaries employed 45 persons. This includes 13 at corporate offices (4 officers, 3 managers, 6 clerical) and 32 at Company owned restaurants (3 managers and 19 part-time employees). None of Tubby's employees are covered by collective bargaining agreements. Tubby's considers its employee relations to be good.


                                     29


Properties

           Tubby's leases an approximately 8,000 square foot office building at 6029 E. Fourteen Mile Road, Sterling Heights, Michigan 48312 where its principal executive offices are located. The lease provided for a five year initial term which ended June 30, 1998, and, thereafter, month-to-month, with monthly rent of $3,200, plus insurance and taxes. The lease also includes an option to purchase the building for $425,000 until the termination of the lease. Tubby's believes that the building is suitable and adequate for its current operation. Tubby's also owns a Tubby's restaurant located in Clinton Township, Michigan, which it operates, and a Tubby's restaurant located in Southgate, Michigan that it leases to an unaffiliated franchisee at a monthly rental of $2,300.00.

Legal Proceedings

A. Civil Actions.


      1. Tubby's, Inc. v Walter Lasko (Macomb County Circuit Court Case No. 98-3499-CK). In August 1998, the Company commenced a civil action against Walter Lasko in the circuit court for the County of Macomb, Michigan. The Complaint asserts claims for specific performance, equitable estoppel and unjust enrichment in connection with Mr. Lasko's refusal to honor the option to purchase the office building where its headquarters are located. The Company originally entered into a five year lease with an option to purchase the office building prior to the expiration of the lease. The Defendant claims that the Company failed to strictly comply with the written option to purchase by failing to provide a timely written notice that it was exercising the option. At this time, the Company is awaiting a trial date and intends to vigorously pursue its claim to specifically enforce the Defendant's obligation to sell the office building to the Company.

      2. Tubby's Sub Shops, Inc., a Michigan corporation, and SUBperior Distribution Systems, Inc., a Michigan corporation v Sun Valley Foods Company d/b/a AAA Warehouse & Cold Storage Company, a Michigan corporation, and Greg Tatarian, and Sun Valley Foods Company d/b/a AAA Warehouse & Cold Storage Company, a Michigan corporation, and Greg Tatarian, individually v Tubby's Sub Shops, Inc. a Michigan corporation, SUBperior Distribution Systems, Inc. a Michigan corporation and Sun Valley Foods Company d/b/a AAA Warehouse & Cold Storage Company, a Michigan corporation v Tubby's, Inc., a New Jersey corporation (Macomb County Circuit Court Case No. 98-3796-CK). On September 18, 1998, the Company commenced a civil action against Sun Valley Foods Company and Greg Tatarian, its President, individually in the circuit court for the County of Macomb. The Complaint asserts claims for breach of contract, reimbursement for overpayments, fraudulent misrepresentation, and reimbursement for damaged and/or missing inventory. In the fall of 1997, the Company entered into a warehousing and distribution contract with Sun Valley and these claims arose out of Sun Valley's failure to perform pursuant to that contract. At present,


                                     30


           this action is in the discovery phase. The Company intends to pursue settlement negotiations and, if not successful, to vigorously pursue these claims through trial or arbitration.

      3. 1266020 Ontario Limited, Tony Houad, Natalie Kemeny v T & J Franchising Systems LTD., Tubby's Sub Shops Inc., Theresa Hutchinson and Jerry Hutchinson (Ontario Court General Division Case No. 45035); 1266115 Ontario Limited, Rita Marra, Biagio Marra, Christina Gatto, Brunno Gatto and Theresa Williams v T & J Franchising Systems LTD, Tubby's Sub Shops Inc., Theresa Hutchinson and Jerry Hutchinson (Ontario Court General Division Case No. 45033). On October 16, 1998, the above plaintiffs commenced actions against T & J Franchising Systems LTD and its shareholders Theresa and Jerry Hutchinson ("T & J") and Tubby's. T & J are former development agents for Tubby's whose geographic area included all of Ontario, Canada. T & J are also former franchisees of Tubby's. In that regard they sold two of their franchises to the plaintiffs in these cases who now claim that T & J misrepresented the prior sales of those franchises. Their claim against Tubby's is that Tubby's is liable for the misrepresentations of its former development agents in connection with the sales of those stores. They are seeking damages in the amount of their investments and losses. Tubby's has retained local counsel in Ontario, has denied any liability and intends to vigorously defend against these claims.


      4. Scott McBeath v 1266092 Ontario Limited, T & J Franchising Systems LTD, Tubby's Sub Shops Inc., Jerry Hutchinson and Theresa Hutchinson (Ontario Court General Division Case No. 44278). On June 16, 1998, Scott McBeath commenced this action against the above listed defendants. McBeath claims that he paid T & J $50,000 (Canadian) as payment in full to acquire a 50% ownership interest in a Tubby's Sub Shop franchise owned by 1266092 Ontario Limited whose shareholders were Terry and Jerry Hutchinson. This claim is for reimbursement of that payment. The claim against Tubby's is that Tubby's should be liable for its former development agent's fraud and conversion. Tubby's has retained counsel in Ontario, has denied any liability and intends to vigorously defend this case.

                            MANAGEMENT OF TUBBY'S

The directors and executive officers of Tubby's are as follows:

Name                        Age        Position Held with Tubby's
----                        ---        --------------------------

Robert M. Paganes........    42        President, Chief Executive Officer
                                       and  Director

P. Terrance Paganes......    57        Executive Vice President and
                                       Director

Vincent J. Tatone........    42        Secretary and Director

Ronald Boraks............    39        Director


                                     31


      PRESIDENT & CEO - ROBERT M. PAGANES. Mr. Paganes has been the CEO of Tubby's since August 12, 1994, has been the President of Tubby's since June 10, 1994, and was Executive Vice-President and Secretary of Tubby's from June 21, 1991 to June 10, 1994. Mr. Paganes has been an Officer and Director of Tubby's and its predecessor TSSI since December 2, 1977. Mr. Paganes is also one of the Tubby's franchisees.

      CHAIRMAN OF THE BOARD & VICE-PRESIDENT - PETER T. PAGANES
      Mr. Paganes has been the Chairman of the Board of Tubby's since August 12, 1994, and was the Vice-Chairman of the Board of Tubby's from June 21, 1991, to August 12, 1994, and has been a Director of Tubby's and its predecessor TSSI since December 2, 1977. Mr. Paganes has also been a Vice-President of Tubby's since December 2, 1977. Mr. Paganes is also one of the Company's franchisees; Peter T. Paganes and Robert M. Paganes are brothers.

      SECRETARY & DIRECTOR - VINCENT J. TATONE Mr. Tatone has been Secretary of Tubby's since August 12, 1994, and has been a Director of Tubby's since January 30, 1993. Mr. Tatone was an officer and shareholder of the law firm of Lites & Tatone, P.C. of Detroit, Michigan from September 1992 until April 1994. From September 1987 to September 1992, Mr. Tatone practiced with the law firm of Bodman, Longley and Dahling of Detroit, Michigan. He became Corporate Counsel of Tubby's in April 1994.

      DIRECTOR - RONALD BORAKS
      Ronald Boraks has been a Director of Tubby's since June of 1996. Mr. Boraks has been in the real estate and property management business for the past 15 years. He has a bachelor of science degree in operations management from Wayne State University and a juris doctor degree from the University of Detroit School of Law. Mr. Boraks is licensed by the State of Michigan as an attorney, real estate broker and residential builder and specializes in financial and administrative management. Mr. Boraks is an officer and director of Certified Realty, Inc., located in Farmington Hills, Michigan.

           The by-laws of Tubby's, the surviving corporation, provide that directors shall serve a term of one year or until their successors are appointed or duly elected. The directors listed above are proposed to be elected and hold office until the 2000 Annual Meeting and until their successors are elected and qualified, in the event the Merger Agreement is not approved. All of the nominees have indicated their willingness to serve, but if any of them should decline or be unable to serve, it is intended that the enclosed proxy will be noted for the election of such persons as are nominated as replacements by the Board of Directors in accordance with the By-Laws.


                                     32


Compensation of Tubby's Officers and Directors

           Set forth below is, for the fiscal years ended November 30, 1998, 1997, and 1996 all cash compensation paid to each of the executive officers or directors of Tubby's and to all officers and Directors of Tubby's as a group:

                                                       Restricted  Securities
 Name and Principal(s)                    Other Annual    Stock    Underlying
       Position         Year    Salary    Compensation    Award       SAR's
 ---------------------  ----    ------    ------------  ---------  ----------
Robert M. Paganes       1998  $76,000.00       0            0          0
President and CEO       1997  $74,000.00       0            0          0
                        1996   62,500.00       0            0          0

P. Terrance Paganes     1998  $75,000.00       0            0          0
Vice President          1997  $75,000.00       0            0          0
                        1996  $62,500.00       0            0          0

Vincent J. Tatone       1998  $75,000.00       0            0          0
Secretary               1997  $65,000.00       0            0          0
                        1996  $50,000.00       0            0          0

Theresa M. Borto        1998  $32,500.00       0            0          0
Chief Financial Officer 1997     --           --           --         --
                        1996     --           --           --         --

Melvyn Erdos            1998  $32,500.00       0            0          0
Chief Financial Officer 1997  $65,000.00       0            0          0
                        1996   57,500.00       0            0          0

           Tubby's anticipates paying the following salaries to its officers during its current fiscal year: Robert M. Paganes - $100,000; P. Terrance Paganes - $75,000 and Vincent J. Tatone - $87,500. Tubby's does have stock option plans in effect for its employees, including officers, but no stock options were granted in fiscal 1998 and Tubby's anticipates that none will be granted in its current fiscal year.


                                     33


                            SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           Set forth below is certain information concerning management and other persons who are known by the Company to own beneficially more than 5% of the Company's Common Stock, $0.001 par value, on November 30, 1998.

                                               Amount and Nature   Percent of
Name of Beneficial Owner                       of Ownership (1)    Class(2)
------------------------                       -----------------   ----------
Robert M. Paganes ..........................     259,775             10.0%
6029 E. Fourteen Mile Road                       President
Sterling Heights, Michigan 48312                 Director

Peter T. Paganes ...........................     191,400              7.4%
6029 E. Fourteen Mile Road                       Vice President
Sterling Heights, Michigan 48312                 Director

Vincent J. Tatone ..........................     50,000               3.1%(3)
6029 E. Fourteen Mile Road                       Secretary
Sterling Heights, Michigan 48312                 Director

Ronald Boraks ..............................        0                 --
38345 West Ten Mile Road, Suite 300              Director
Farmington Hills, Michigan 48335

J. Thomas Paganes ..........................     187,738              7.3%
38633 Moravian                                   Shareholder
Mount Clemens, Michigan 48043


All Executive Officers & Directors as a
  Group (5 persons)  .......................     501,175             19.4%

(1) The nature of ownership is sole voting and investment power unless otherwise indicated.
(2)  As of June 3, 1999.
(3) Pursuant to the rules of the Securities and Exchange Commission, the Company's Common Stock which is not outstanding but which is subject to options is deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the optionee, but not deemed to be outstanding for the purpose of computing the percentage owned by any other person. Vincent J. Tatone has an option to purchase 30,000 shares of Common Stock under Tubby's Statutory Employee Stock Option Plan.

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                            RESULTS OF OPERATION.

The following discussion should be read in conjunction with the attached condensed consolidated financial statements and notes thereto and with the Company's Form 10-KSB and audited financial statements and notes thereto for the fiscal year-ended November 30, 1998.

FINANCIAL CONDITION

Cash and Equivalents, Certificates of Deposit, and Investments increased by $95,709 for the nine months ended August 31,1999, compared with a decrease of $215,707 for the nine months ended August 31, 1998. The decrease during the same period in 1998 was primarily due to repayment of long term debt. The current period increase in the Company's cash position resulted primarily from net income of $298,675, non-cash expenses of depreciation and amortization of $95,389 and federal tax expense of $158,729, also a non-cash expense because of the utilization of NOL's, net of a decrease in accounts payable of $114,215 and the purchase of assets, including goodwill, of $229,462. The purchased assets included the purchase of a high volume store from an unaffiliated franchisee for $220,000, cash.


                                     34


Consolidated Revenues increased by $1,651,910 primarily as a result of an increase in SDS Product Sales of $1,634,187. Consolidated Expenses increased by $1,015,531 primarily due to an increase in Cost of Product Sales of $1,139,117. Other fluctuations of lesser significance are explained below.

The Company opened fourteen new franchised stores during the first nine months of 1999 compared to eight stores in the first nine months of 1998 and has signed franchise agreements for an additional five with projected opening dates during the fourth quarter 1999. Nine franchised stores were closed during the first nine months of 1999 compared to six in 1998 and one previously closed store was re-opened.

At August 31, 1999, the Company operated four restaurants and franchised eighty-nine restaurants. Franchised restaurants are located in Michigan, Missouri, Nebraska, Iowa, Florida, Arizona, New Jersey and the Canadian province of Ontario.

Results of operations for the three months ended August 31, 1999 as compared with the three months ended August 31, 1998.

The current three-month period shows a Net Income of $132,342 as compared to a Net Loss of $116,673 in the same three months of the prior year.

Revenues for the three months ended August 31, 1999 increased by $316,257 or 14.5% to $2,504,523. The increase in Revenues was attributable to:

o An increase in SDS Product Sales for the quarter of $268,991 or 20% due to additional products stocked by SDS in third quarter 1999 compared to third quarter 1998.

o Food Sales increased by $74,727 or 28.4%. This is primarily due to the acquisition of a new Company-owned store.

o Advertising fees were $193,760, up 20.6% from the same period last year. This increase reflects the income derived from the increased franchisee food sales resulting from the advertising efforts of the Company and the additional monthly fees derived from its new franchisees. In addition, there was approximately $24,000 of deferred advertising revenue in the three months ended August 31, 1998 whereas there was $0 deferred revenue at the end of the current three-month period.

o Equipment and Restaurant Sales decreased $39,291 or 52% for the three months ended August 31, 1999 as compared to the three months ended August 31, 1998 despite the increase in the number of stores opened (five in third quarter 1999 compared to two in third quarter 1998). The decrease is a result of the continuing trend toward building the lower cost, non-traditional Tubby's Sub Shops rather than the traditional type. In addition, all of the stores opened in the third quarter 1999 elected to handle store construction/renovations and some of the equipment purchases internally rather than through The Subline Company.


                                     35


Total Costs & Expenses for the three months ended August 31, 1999 decreased by $65,628 or 2.8% compared to the three months ended August 31, 1998. The decrease in Total Costs was attributable to:

o Cost of Product Sales was $1,185,960 or 73.6% of Product Sales for the three months ended August 31, 1999 compared to $1,032,572 or 76.9% for the three months ended August 31, 1998. The increase of $153,388 represents increased sales, primarily through sales of additional stock items, during third quarter 1999 compared to third quarter 1998. The decrease in cost of product sold as a percentage of sales represents the continued efforts to provide quality products at a lower cost.

o Operating expenses decreased by $205,404 or 19.8% reflecting primarily a decrease of approximately $181,000 in outbound freight costs due to a change of distributors. o The Cost of Restaurant Food Sales increased in third quarter 1999, compared to 1998, by $21,191 or 11.2%. This is primarily because the company acquired an additional company-owned store, as of June 30, 1999.

o Cost of Equipment Sales decreased as a percentage of Equipment & Restaurant Sales from 86% in 1998 to 84% in 1999 reflecting increased gross profit margins.

The loss on disposal of assets of $43,586 represents leasehold improvements that were abandoned when the Company closed a store. The store had been under an agreement whereby a manager would operate the store with the option to purchase. When the manager opted not to purchase, the Company decided to close the location rather than to sell it.

Results of Operations for the nine months ended August 31, 1999 as compared to the nine months ended August 31, 1998.

The company realized Net Income of $298,675 for the nine months ending August 31, 1999 as compared to a Net Loss of $(117,001) for the nine months ending August 31, 1998.

Total Revenues for the nine months ending August 31, 1999 increased by $1,651,910 or 30.7% to $7,031,844. The increase in Total Revenues was attributable to:

o An increase in Product Sales of $1,634,187 or 54.8%. The SDS inception date was February 1998; therefore, there were only seven months of SDS operation in the financial results for the nine months ending August 31, 1998 whereas there are nine months of operations in the same period ended August 31, 1999. This represents approximately $820,000 of the increase. The balance of the increase is due to sales to new stores and sales of additional products stocked by SDS in 1999 compared to 1998.

o Monthly Franchise fees for the nine months ended August 31, 1999 were $729,643, up 8.7%. The increase reflects the income derived from the increased franchisee food sales resulting


                                     36


   from the advertising efforts of the Company and the additional monthly fees derived from its new franchisees.

o Restaurant Food Sales increased by $76,267, or 11.6% in the nine-month period ended August 31, 1999 as compared to the nine-month period ended August 31, 1998. This increase is the net effect of closing one company store in 1998 and opening another company store in 1999.

o Increase of $93,949 or 18.9% in Advertising Fees. The increase reflects the income derived from the increased franchisee food sales and the advertising efforts of the Company. In addition, the nine-month period ended August 31, 1999 reflects approximately $32,000 of revenue that was deferred from November 30, 1998.

o Equipment and Restaurant Sales decreased $233,829 or 64.7% for the nine months ended August 31, 1999 as compared to the nine months ended August 31, 1998 despite the increase in the number of stores opened (fourteen in 1999 compared to eight in 1998). The decrease is a result of the continuing trend toward building the lower cost, non-traditional Tubby's Sub Shops rather than the traditional type. In addition, many of the stores opened in 1999 elected to handle store construction/renovations and some of the equipment purchases internally rather than through The Subline Company.

Total Costs & Expenses for the nine months ended August 31, 1999 increased by $1,015,531 or 18.3% as compared to the nine months ended August 31, 1998.

o Cost of Product Sales was $3,453,436 or 74.8% of Product Sales for the nine months ended August 31, 1999 compared to $2,314,319 or 77.6% for the nine months ended August 31, 1998. The SDS inception date was February 1998; therefore, there were only seven months of SDS operation in the financial results for the nine months ending August 31, 1998, whereas there are nine months of operations in the same period ended August 31, 1999. This represents approximately $641,000 of the increase. The balance of the increase is due to cost of additional products stocked by SDS in 1999 compared to 1998.

o Operating Expenses increased by $43,973 or 1.8% in the nine months ended August 31, 1999. The increase is comprised of increases in Advertising of $94,279, and Professional Services of $45,530, as well as a decrease in Shareholder Compliance Costs of $39,362 and many small decreases reflective of management's ongoing cost control measures.

o Cost of Equipment Sales increased as a percentage of Equipment & Restaurant Sales from 81% for the nine month period ended August 31, 1998 to 85% in 1999 reflecting decreasing gross profit margins.

The loss on disposal of assets of $43,586 represents leasehold improvements that were abandoned when the Company closed a store. The store had been under an agreement whereby a


                                     37


manager would operate the store with the option to purchase. When the manager opted not to purchase, the Company decided to close the location rather than to sell it.

LIQUIDITY AND CAPITAL RESOURCES

Cash and Equivalents, Certificates of Deposit, and Investments increased by $95,709 for the nine months ended August 31,1999, compared with a decrease of $215,707 for the nine months ended August 31, 1998. The decrease during the same period in 1998 was primarily due to repayment of long term debt. The current period increase in the Company's cash position resulted primarily from net income of $298,675, non-cash expenses of depreciation and amortization of $95,389 and federal tax expense of $158,729, also a non-cash expense because of the utilization of NOL's, (See 10KSB for fiscal year ended November 30, 1998, Note 7), net of a decrease in accounts payable of $114,215 and the purchase of assets, including goodwill, of $229,462. The purchased assets included the purchase of a high volume store from an unaffiliated franchisee for $220,000, cash.

           Cash and equivalents increased by $95,709 for the nine months ended August 31, 1999. The increase is composed of the following significant cash flows: Net Cash Flows Provided By Operating Activities Was $276,810, Compared To Net Cash Used By Operating Activities Of $188,602 For The Same Period In 1998.

Operating activities creating significant cash inflows:

o Net income of $298,675, compared to net loss of $117,001 for the same period in 1998.
o Non-cash adjustments for depreciation and amortization of $95,389, compared to $125,846, for the for the same period in 1998.

o A non-cash expense for taxes on income of $158,729 (because of the utilization of NOL's), compared to $0 for the same period in 1998.

o Prepaid expenses decreased by $11,980, compared to an increase of $57,878 for the same period in 1998.

Operating activities creating significant cash out flows:

o Accounts receivable increased by $85,599, compared to an increase of $228,059 for the same period in 1998. Both increases are primarily related to SDS operations; SDS began operating in February 1998 and revenues increased for the first nine months of 1999.

o Inventories increased by $65,929, compared to an increase of $223,859 for the same period in 1998.

o Accounts payable decreased by $114,215, compared to an increase of $293,803 for the same period in 1998.

o Deferred revenues increased by $86,954, compared to an increase of $21,863 for the same period in 1998.


                                     38


Net Cash Used In Investing Activities Was $172,740, Compared To Net Cash Provided By Investing Activities Of $191,931 For The Same Period In 1998.

Cash flows from investing activities:

o Payments on notes receivable of $42,624, compared to $129,425 for the same period in 1998.

o Net proceeds from the sale of equipment and property of $14,098, compared to $147,138 for the same period in 1998.

Cash flows used in investing activities:

o Purchase of property and equipment for $109,462, compared to $19,616 for the same period in 1998.

o Purchase of goodwill and a covenant not to compete for $120,000, compared to $0 for the same period in 1998.

Cash Flows Used In Financing Activities Was $8,361, Compared To $219,036 For The Same Period In 1998.

Cash used in financing activities:

o Payment of long-term debt of $8,361, compared to $219,036 for the same period in 1998, which was used to repay a note in connection with the dissolution of the McTub partnership.

      As a result of the above sources and uses of cash and the expected continued cash flows, the Company believes it has sufficient liquidity to meet the short-term and long-term needs of the Company. The Company also maintains a $250,000 revolving line of credit with a local financial institution. The line of credit, which would provide long-term liquidity, credit can be drawn upon as needed to meet future cash requirements. As of August 31, 1999, the entire line of credit was available to the Company.


Results of Operations - Comparison of the years ended November 30, 1998 and 1997

Tubby's and its consolidated subsidiaries experienced an increase in 1998 total revenues of $3,810,297 or 107.2%. The Company had a loss before taxes of $31,207 in 1998 versus income before taxes of $202,799 in 1997 which is a 115.4% decrease. Net loss after taxes was $31,207 in 1998 versus net income after taxes of $107,499 in 1997.

The increase in revenues is attributable to revenues generated by the new distribution subsidiary, SDS, of $4,397,578, a decrease in food sales of $151,082, or 16.2%, an increase in monthly franchise fees of $110,339, or 14%, a decrease in equipment and restaurant sales of $184,116, or 32%, and a decrease in commissions and other fees of $367,589, or 76.6%.

The revenues of the distribution subsidiary represent revenues generated since the launch of SDS on February 2, 1998. SDS product sales continued to grow each month as the franchisees became familiar and comfortable with the new distribution system.


                                     39


The decrease in food sales revenues is primarily attributable to one Company owned restaurant that was closed in June 1998 due to a lease non-renewal. The food sales attributable to this restaurant was $210,846 in the seven months it operated in 1998 compared to $383,849 in twelve months of 1997.

The increase in monthly franchise fees is a result of improved food sales system-wide. The Company believes that this overall increase in food sales is the result of the strong Detroit area economy as well as the increased efforts of the Marketing Director in advertising and marketing Tubby's Submarine Shops and their products.

The decrease in the equipment and restaurant sales revenue is a result of opening 10 stores in 1998 as compared to 16 stores in 1997. The trend toward building the lower cost non-traditional Tubby's Sub Shops rather than the traditional Tubby's Sub Shop continues. In 1997, seven of the ten new stores were of the non-traditional type. In addition, many of the new franchisees, particularly the growing number of out-of-state stores, are electing to handle store construction/improvements on their own rather than using the Subline Company, reducing purchases from Subline to equipment only.

Commissions and other fees are comprised of marketing rights, material sales, rental income of existing Company owned franchisee operated Tubby's Sub Shops, and, in 1997, vendor rebates. The decrease of $367,589, or 76.6%, relates primarily to vendor rebates. In 1998, vendor rebates are classified as a reduction in costs of SDS products sold, whereas in 1997 vendor rebates of $364,629 are included in commissions and other fees.

The costs of SDS product sales were $3,402,997 during the ten months of operation in 1998 with a gross margin of $994,581, or 22.6%. Management continues to believe strongly in the value of SDS and its ability to provide its franchised and Company-owned Tubby's Sub Shops with uniform and consistently high quality products at equivalent or lower prices than previously charged.

Operating expenses increased in 1998 by $881,817 or 37.4%. Incremental operating expenses of SDS which began operations in February 1998 represents approximately $703,000 of the increase. The largest portion of the SDS operating expenses is the cost of warehousing and distribution of $592,000. Advertising, promotional, and various marketing expenses increased by $138,000 in 1998 as the Company expanded its marketing efforts in regions where Tubby's stores are located. Commissions paid to development agents increased by $68,000. The Company anticipates continued increases in commissions paid to development agents as the development agent agreements are fulfilled over the next twenty years. Salaries increased by $147,000, or 23.6%. The increase in salaries included additional staffing related to SDS operation, full year salaries for the staff positions in purchasing and marketing which were filled in April 1997 and July 1997, respectively, and annual merit increases. Expenses related to Franchise Development decreased by approximately $115,000, or 67.6%, primarily due to attendance at fewer trade shows.


                                     40


The cost of food sales at Company-owned stores decreased by $155,018, or 23.2% primarily due to the closing of one store in June 1998 due to lease non-renewal. The gross margin for 1998 was 34% compared to 28.3% in 1997. Company-owned stores absorb certain costs that franchised stores do not, including costs related to training new franchisees.

The costs of equipment and restaurant sales decreased by $129,118, or 27.5%. The gross margin for 1998 was 12.8% compared to 18.3% in 1997. The decrease in margin is due to increased price competition in equipment sales. The Company has taken steps to reduce the operating expenses related to the sale of equipment and restaurant construction and expects improved financial results in 1999.

Other income (expense) decreased by $43,625, or 30.5%, in 1998 as compared to 1997. This decrease was primarily due to a decrease in interest income of $38,479 or 35.5% in 1998 because the Company utilized its excess funds to provide short term funding for SDS inventory and accounts receivable.

Liquidity and Capital Resources

      For the year ended November 30, 1998, cash and equivalents decreased by $172,033 when compared to 1997 during which cash and equivalents increased by $70,735. The decrease during fiscal 1998 is composed of the following significant cash flows:

      Net Cash Flows Used By Operating Activities Was $84,098 In 1998 Compared To Net Cash Provided By Operating Activities Of $169,799 In 1997.

      Operating Activities Creating Significant Cash Inflows:

      o Non-cash adjustments to the Net Loss included Depreciation and Amortization for 1998 of $136,704, compared to $135,468 for 1997.

      o   Provision for doubtful accounts was $71, 896, compared to $0 for
          1997

      o Accounts payable increased by $272,769 as a result of the new SDS operations, compared to decrease of $83,522 for 1997.

      Operating Activities Creating Significant Cash Out Flows:

      o   Net Loss of $31,207, compared to a Net Income of $107,499 for 1997.

      o Accounts receivable increased by $282,479 as a result of the new SDS operations, compared to an increase of $198,543, in 1997.

      o Inventories increased by $228,861 also as a result of SDS operations, compared to a decrease of $3,386 for 1997.

      o Prepaid expenses increased by $16,409, compared to a decrease of $59,195 for 1997.


                                     41


Net Cash Flows Provided By Investing Activities Was $140,716 in 1998, Compared To Net Cash Flows Used By Investment Activities of $16,921 In 1997.

      Cash Flows From Investing Activities:

      o Net Proceeds From Sale Of Property and Equipment of $156,502, compared to $5,000 for 1997.

      o Payments on Notes receivable of $92,508, compared to $52,912 for 1997.

      Cash Used In Investing Activities:

      o Purchases of Property and Equipment of $37,525, compared to $69,020 for 1997.

      o Acquisition of McTub 49% Minority Interest of $65,000, compared to $0 for 1997.

      Cash Flows Used in Financing Activities Was $228,651, Compared To Cash Flows Used In Financing Activities Of $82,143 In 1997.

      Cash Used In Financing Activities:

      o Payments of long-term debt of $228,651 which is comprised of the repayment of a note in connection with dissolving the McTub partnerships and to principal reduction on notes owed by the Company, compared to payment of long-term debt of $232,143 and proceeds from long-term debt of $150,000 for 1997.

Year 2000


The Company, like most owners of computer hardware and software, has been required to modify certain portions of its hardware and software so that it will function properly in the year 2000. The Company evaluated its system as to year 2000 compliance. All of the Company's hardware was year 2000 compliant. The company has no custom-programmed software. Certain purchased software packages have been upgraded to the year 2000 compliant versions. The work was started on September 20, 1999 and was completed November 13, 1999. All devices that may be susceptible to Y2K issues have been inventoried. The entire project took a total of 50.5 hours totaling $5,112.50. We are currently 100% completed. The Company has received a letter of assurance from the unrelated company that handles SDS warehousing and distribution that their system is year 2000 compliant. The Company has received responses from other third party vendors confirming they are year 2000 compliant. Management believes that the Company will not incur any additional year 2000 costs; however, due to the complexities involved, management cannot provide assurances that the year 2000 issue will not have an impact on the Company's operation. After conducting various tests, the outside software consultant has assured the Company that he does not anticipate any Y2K system defects. Worst case scenario would include an entire system failure. In the case of this event, the Company would be able to operate on a manual basis during the interim of the system adjustments without any great detriment. The Company does a back up of all network files on a daily basis, which could be used to restore any lost information.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                            OF TUBBY'S AND R. CORP


           The shareholders of R Corp, Robert M. Paganes, Peter T. Paganes and Vincent J. Tatone, who are also directors, officers and shareholders of Tubby's, Inc., have entered into a





Stock Purchase, Redemption and Shareholder Agreement with Tubby's. The purpose of the agreement, which is conditioned on shareholder approval of the Merger Agreement, is to equalize the equity ownership between these three individuals in the surviving corporation. Therefore, the agreement provides that the Company will redeem 109,000 shares of Tubby's Common Stock from Robert M. Paganes and 41,000 shares from Peter T. Paganes at the merger price of $1.10 and provides for the sale of 100,000 shares to Vincent J. Tatone at the same price. Each individual will then own 150,000 shares of Tubby's Common Stock, assuming the Merger Agreement is approved. In addition, these individuals have each agreed to personally guarantee loans to Tubby's, and to obtain loans to themselves, individually, the proceeds of which will be used to fund the Merger Agreement, and have each agreed to pledge property owned by them in roughly equal amounts as collateral to secure repayment of the guaranteed loans.


                       Federal Income Tax Consequences

           As a part of the Merger, Shareholders of Tubby's will exchange each share of the Common Stock of Tubby's for cash at the merger price of $1.10. Any gain or loss realized under this exchange of property must be recognized for federal income tax purposes by the shareholders. With regard to Tubby's, no gain or loss will be recognized by Tubby's as a result of this transaction. Tubby's will not be acquiring any assets nor will it be assuming any of the liabilities of R Corp because R Corp has no assets or liabilities other than its rights under the Merger Agreement.

           THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. NO DISCUSSION IS INCLUDED WITH RESPECT TO THE STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE TRANSACTION. EACH SHAREHOLDER IS URGED TO CONSULT HIS TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES TO HIM OF THE CONSUMMATION OF THE MERGER AGREEMENT.

                                Legal Matters

           Certain legal matters with respect to the Merger will be passed upon by Bodman, Longley & Dahling, LLP, Detroit, Michigan as special counsel for Tubby's.

                                   Experts

           The financial statements of Tubby's, Inc. and its subsidiaries as of November 30, 1998, November 30, 1997 and November 30, 1996, and for the years then ended, have been audited by BDO Seidman, LLP, Independent Certified Public Accountants, Detroit, to the extent and for the periods set forth in their reports appearing elsewhere herein, and are included herein in reliance upon such reports and given upon the authority of said firm as experts in auditing and accounting.


           The terms of the Merger Agreement were examined by Stout Risius Ross, Inc., and, as set forth in their Fairness Opinion, copy at Appendix B, that firm opined that the terms of the Merger Agreement are fair and equitable, from a financial point of view, to all of the shareholders of Tubby's.


                                     43


                   Reports and Board of Directors Meetings

To the best of Tubby's knowledge, based solely upon a review of Forms 3 and 4 furnished to Tubby's during its most recent fiscal year, one director, Mr. Tatone, failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. He filed one late report.

There were six (6) meetings of the Board of Directors held during the past fiscal year. Each director attended at least seventy-five percent of the meetings of the Board of Directors during the fiscal year ended November 30, 1998. Tubby's does not have standing audit, nominating or compensation committees of the Board of Directors, or similar committees.

                           Directors' Compensation

A fee of $500 per meeting attended was paid to each independent, non-employee, Director for their services as such for the fiscal year ended November 30, 1998. The total amount paid to independent Directors as a group was $6,000. Mr. John Fayad resigned as a director on September 19, 1999. He did not cite any disagreements with management as a factor in his decision to resign. The reason he gave was that he lacked sufficient time to contribute because of numerous other commitments.

                           Independent Accountants

The Board of Directors has selected BDO Seidman, LLP, independent public accountants, to examine the financial statements of the Company for the year ending November 30, 1999. A representative from BDO Seidman, LLP, will be present at the meeting and will be available to respond to appropriate questions.
                          Proposals of Shareholders

If the Merger is not approved by the shareholders of Tubby's, shareholder proposals for the year 2000 Annual Meeting of Shareholders must be received by the Company at 6029 E. Fourteen Mile Road, Sterling Heights, Michigan 48312-5801 before the close of business on January 3, 2000 for consideration for inclusion in Tubby's proxy statement. Shareholder proposals should be addressed to the attention of Tubby's Secretary.

                                Miscellaneous

           The Board of Directors is not aware of any other business that will be presented for action at the Meeting. If any other business comes before the Meeting, the Management Proxy Committee has been directed by the Board of Directors to cast such votes at their discretion. The cost of preparing and mailing the notice of meeting, proxy statement and proxy to the shareholders will be borne by Tubby's.

                      By Order of the Board of Directors


                            /s/ Vincent J. Tatone
                            ----------------------
                              Vincent J. Tatone
                                  Secretary


Dated:  February 18, 1999










                                  Appendix A

                         Agreement and Plan of Merger














                         AGREEMENT AND PLAN OF MERGER

           AGREEMENT AND PLAN OF MERGER, dated as of May 27, 1999, by and between Tubby's, Inc., a New Jersey corporation ("Tubby's") and R Corp, a Michigan corporation ("R Corp").

                                   RECITALS

      A. The Boards of Directors of Tubby's and R Corp deem the merger of R Corp into Tubby's on the terms herein set forth to be desirable and in the best interests of the shareholders and, subject to approval by Tubby's shareholders, desire to adopt this Agreement and Plan of Merger.

      B. The Boards of Directors of Tubby's and R Corp, and the shareholders of R Corp, have approved this Agreement and Plan of Merger (the "Agreement") and have directed that the Agreement and merger contemplated hereby be submitted to the shareholders of Tubby's for adoption.

           Now therefore, in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, Tubby's and R Corp hereby agree that R Corp shall be merged into Tubby's, which shall be the surviving corporation, and that the plan, terms and conditions of such merger shall be as follows:

                                  ARTICLE I
                        Merger of R Corp Into Tubby's

      1.01 The Merger. On the Effective Date of the Merger (as defined in
           Section 4.02), R Corp shall be merged into Tubby's, the separate existence of R Corp (except as it may be continued by operation of law) shall cease and Tubby's as the surviving corporation shall continue its corporate existence under the laws of the State of New Jersey and Tubby's shall possess all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of R Corp.

      1.02 Instruments. When requested by Tubby's, or by its successors or assigns, the officers and directors of R Corp last in office shall execute and deliver such instruments for transfer and shall take or cause to be taken such further or such other actions as shall be reasonably necessary in order to vest or perfect in Tubby's, or to confirm of record or otherwise to Tubby's, title to and possession of all the rights, powers, franchises and authority of R Corp.




                                  ARTICLE II
          Articles of Incorporation, Directors, Officers and By-Laws

      2.01 Articles of Incorporation. Except as provided below, the articles of incorporation of Tubby's, as in effect on the Effective Date of the Merger, shall be the articles of incorporation of Tubby's, as the surviving corporation, until they are amended as provided herein or by law.

      2.02 Directors and Officers. Upon the Effective Date of the Merger, the Board of Directors of Tubby's, the surviving corporation, shall consist of the persons who were Directors and officers of Tubby's prior to the Merger. Said Directors shall hold offices provided in the by-laws of the surviving corporation.

      2.03 By-Laws. The by-laws of Tubby's as in effect on the Effective Date of the Merger shall be the by-laws of the surviving corporation, until they are amended as provided therein or by law.

                                 ARTICLE III
                              Exchange of Shares

           The manner of exchanging the shares of Tubby's shall be as follows:

      3.01 Basis of Exchange of Tubby's Shares.

           (A) Each share of common stock, $.01 par value, of Tubby's outstanding on the Effective Date shall be exchanged for cash at the Merger Price of $1.10, other than shares of Tubby's held by shareholders of R Corp, which will not be exchanged.

           (B) Each share of Tubby's common stock exchanged and held by Tubby's as treasury stock shall be cancelled and retired and no shares of common stock of Tubby's shall be issued with respect thereto.

      3.02 Exchange Agent. As promptly as feasible after the Effective Date, Tubby's will make available to an exchange agent, for the holders of record of certificates of common stock of Tubby's, cash in sufficient quantities as shall enable shares of Tubby's to be surrendered and exchanged as herein provided.

      3.03 Surrender and Exchange of Shares. As promptly as feasible after the Effective Date, each holder of an outstanding certificate or certificates representing common stock of Tubby's shall be notified by the Exchange Agent and shall surrender such certificate or certificates to the Exchange Agent in the manner specified in the Exchange Agent's notification and such holders shall be entitled upon such surrender to received in exchange cash in the amount of $1.10 per share represented by the certificate or certificates so surrendered. Until so surrendered, each outstanding certificate which, prior to the Effective Date, represented common stock of Tubby's, shall not be transferable on the books of Tubby's.

           From and after the Effective Date, the sole rights of the holders of certificates representing common stock of Tubby's, except as otherwise provided by law, shall be to exchange the common stock of Tubby's for cash pursuant to the merger as herein provided.

      3.04 Transfers. If any cash for common stock of Tubby's is to be issued in a name other than that in which the certificate for common stock of Tubby's surrendered for exchange is registered, such exchange shall be on the condition that the certificate so surrendered shall be properly endorsed and otherwise enclosed for transfer acceptable to the Exchange Agent and the person requesting such exchange shall pay to Tubby's or the Exchange Agent any transfer or other taxes required by reason of the issuance of such cash for common stock of Tubby's or the Exchange Agent shall have determined that such tax has been paid or is not applicable.

      3.05 Termination of Exchange Agent's Duties. One year after the Effective Date, all cash which has been received by the Exchange Agent and has not been distributed as hereinbefore provided, shall be returned to Tubby's or its agent and the duties of the Exchange Agent shall thereupon terminate. Thereafter, subject to the applicable law, any stock holder of Tubby's who has not theretofore surrendered his certificate or certificates for exchange as herein provided shall be entitled, upon surrender of such certificate or certificates to Tubby's or its agent, to receive cash for the number of shares of common stock of Tubby's as set forth under this Agreement, without interest thereon.

      3.06 Financing. The Shareholders of R Corp agree to personally guarantee debt financing in the amount of $1,750.00 and agree to pledge personal collateral, if necessary, to procure said financing to be used for the exchange of shares on behalf of Tubby's.


                                  ARTICLE IV
                      Closing; Effective Date of Merger

      4.01 Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of Tubby's located at 6029 E. Fourteen Mile Road, Sterling Heights, Michigan 48312, at such date and time, within five business days after the satisfaction or waiver of the last of the conditions set forth in this Agreement to be satisfied or waived, as the parties may fix. The closing of such transactions is herein called the "Closing" and the date of that Closing is referred to herein as the "Closing Date." The Closing Date may be the same date as the Effective Date.

      4.02 Effective Date. Subject to the conditions in this Agreement and to the execution and filing of a Certificate of Merger in the manner required by the New Jersey Business Corporation Act and the filing of any documents that may be required by the Act, the Merger shall become effective at the close of business on such date as such filings are made or at such other date as stated in the Certificate of Merger (the "Effective Date"). Such filings shall be made on or as soon as practicable after the Closing.


                                  ARTICLE V
                  Representations and Warranties of Tubby's

           Tubby's hereby warrants and represents to R Corp as follows:

      5.01 Organization, Standing, Qualification, etc. Tubby's is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and is duly authorized, qualified, franchised and licensed and to carry on its business as it is presently being conducted. Tubby's is qualified to do business in all states where the nature of Tubby's business and the ownership of its properties require it to become qualified as a foreign corporation.

      5.02 Capitalization. The authorized capital stock of Tubby's consists of 6,000,000 shares of common stock, with $.01 par value, of which 2,583,113 shares will be issued and outstanding as of the Effective Date of the Merger. All outstanding shares are duly authorized, fully paid, validly issued and nonassessable in accordance with applicable law. No dividends or other distribution of the assets of Tubby's have been declared or paid in the capital stock of Tubby's. There are no outstanding warrants, options, preemptive rights or rights to subscribe for or purchase any shares of Tubby's capital stock or any outstanding securities that are convertible into Tubby's capital stock.

      5.03 Authorization. The Board of Directors of Tubby's has approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement by Tubby's, and has authorized the submission of this Agreement and the transaction contemplated hereby to the Tubby's shareholders for their consideration with the recommendation that it be approved. Tubby's has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby and this Agreement constitutes a legal, valid and binding obligation of Tubby's enforceable in accordance with its terms.




      5.04 Subsidiaries. Other than directly or indirectly owning all of the capital stock of: (1) Tubby's Sub Shops, Inc., a Michigan corporation; (2) Tubby's Sub Shops Advertising Co., Inc., a Michigan corporation; (3) Sub Line Co., a Michigan corporation;
           (4) Tubby's Company Stores, Inc., a Michigan corporation; and (5) SUBperior Distribution Systems, Inc., a Michigan corporation (collectively referred to herein as the "Subsidiaries"). Tubby's does not own, directly or indirectly, any interest or investment, whether equity or debt, in any corporation, business, trust or other entity. Unless the context otherwise requires, any references herein to Tubby's shall be deemed to include the Subsidiaries.

      5.05 Compliance, Articles, Bylaws and Other Instruments. Tubby's is not in violation or default of any term or its Articles of Incorporation or Bylaws, or of any agreement, contract, commitment, instrument, indenture, judgment, decree of order, applicable to it and has timely filed all reports and any other documents required by it to be filed with any governmental agency. The execution, delivery and performance of this Agreement and the taking of action contemplated hereby will not result in any violation of or be in conflict with or constitute a default under
           (a) the Articles of Incorporation or Bylaws of Tubby's, or (b) any material agreement or instrument to which Tubby's or any consolidated subsidiary is a party or by which it is bound, or (c) any material judgment, decree or order to which Tubby's is subject, or result in the creation of any material lien, charge or encumbrance on any of the properties of Tubby's.

      5.06 Financial Statements.

           (a) Attached are the audited consolidated balance sheet of Tubby's and its subsidiaries as of November 30, 1998, and related audited consolidated statements of operation and changes of financial position for the year then ended, including the notes thereto and an unaudited consolidated balance sheet of Tubby's and its subsidiaries as of May 31, 1999 and related unaudited consolidated financial statements of operation and changes in financial position for the period then ended (the "Tubby's Financial Statements").

           (b) All such financial statements have been prepared with generally accepted accounting principles consistently applied throughout the periods involved. As of the date of any of such balance sheets except as and to the extent reflected or reserved against therein, Tubby's did not have any liabilities or obligations (absolute or contingent) which should be reflected in a balance sheet or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are promptly reported and presently fairly the value of the assets of Tubby's in accordance with generally accepted accounting principles. Such statements of operations present fairly the results of operations of Tubby's for the periods indicated. Such statements of changes in financial position present fairly the information, which should be presented therein in accordance with generally, accepted accounting principles.

           (c) The financial and other books and records of Tubby's are in all material respects complete and correct and have been maintained in accordance with good business and accounting practice.

      5.07 Title and Related Matters. Tubby's has good and marketable title to all of its properties, interests in properties and assets, real and personal, which are reflected in the latest balance sheet included in the Tubby's Financial Statements or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances except: (I) statutory liens or claims not yet delinquent, (ii) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations of such properties; or (iii) as described in the Tubby's Financial Statements.

     5.08. Inventory. The inventories of raw materials, work in progress and finished goods (collectively called "Inventories") shown on the most recent balance sheet of Tubby's included in the Tubby's Financial Statements consisted, and all such Inventories as of the Closing Date will consist, of items of a quality and quantity usable and saleable in the ordinary course of business by Tubby's, except for obsolete and slow-moving items and items below standard quality, all of which have been written down on the books of Tubby's to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of Tubby's, except for sales made in the ordinary course of business since the date of the last balance sheet. For each of the sales of Inventories, either the purchaser had made full payment or the purchaser's liability to make payment is reflected on the books of Tubby's. No items included in the Inventories have been pledged as collateral or are held by Tubby's on consignment from others. The Inventories shown on the most recent balance sheet included in the Tubby's Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding 12 months, and are valued at the lower of cost or market value (with cost determined on a first-in, first-out basis), all in accordance with generally accepted accounting principles applied on a basis consistent with that of prior years.

     5.09. Trade Secrets. Tubby's owns all inventions, franchises, discoveries, research, improvements, engineering processes, methods, practices, systems, designs, drawings, formulae, trade secrets, ideas or other know-how (collectively, the "Tubby's know-how") which are utilized by Tubby's in the conduct of its business, and no existing or former shareholder, officer or employee of Tubby's or any other person has any right or interest in any Tubby's know-how. Tubby's owns all of the Tubby's know-how free and clear of all liens or other forms of encumbrance.

     5.10. Insurance Policies. Tubby's has maintained and now maintains (I) insurance on all its assets and business of a type customarily insured, covering property damage and loss of income by fire or casualty, and (ii) adequate insurance protection against all liabilities, claims, and risks against which it is customary to insure.


     5.11. Tax Returns. Within the times and in the manner prescribed by law, Tubby's has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. All taxes and governmental charges levied or assessed against the property or the business of Tubby's have been paid, other than taxes or charges the payment of which is not yet due or which, if due, is not yet delinquent or is being contested in good faith or has not been finally determined.

     5.12. Shareholder List. Tubby's will provide an alphabetical list, as of August 30, 1999, of all of the shareholders of Tubby's and the number of shares of Tubby's common stock owned by each of them. That list shall indicate which stock certificates have stop transfer orders and restrictive legends placed upon the.

     5.13. Stock Transfer Records. The stock transfer books and stockholders of Tubby's are in good order, complete, accurate, and up to date, and with all necessary signatures, and set forth all stock and securities issued, transferred and surrendered. No duplicate certificate has been issued at anytime heretofore without an indemnity agreement and/or bond being posted. No transfer has been made without surrender of the proper certificate duly endorsed. All certificates so surrendered have been duly cancelled.

     5.14. Corporate Record Books. The corporate record books of Tubby's are in good order, complete, accurate, up to date, with all necessary signatures, and set forth all meetings and actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time.

     5.15. Compliance with Laws and Regulations. To the best of its knowledge, Tubby's has complied with all applicable statutes and regulations of any federal, state or other applicable jurisdiction or agency thereof (including, without limitation, any law, any applicable licensing, building, zoning or other law, ordinance or regulation) affecting Tubby's properties or the operation of Tubby's business and has timely filed all reports and any other documents required by it to be filed with any governmental agency, except (i) to the extent that noncompliance would not materially and adversely affect the business, operations, properties assets or condition of Tubby's or (ii) to the extent that noncompliance would not result in any material liability.


                                  ARTICLE VI
                   Covenants of Tubby's Prior to the Merger

           Between the date hereof and the Effective Date of the Merger:

     6.01. Stockholders Meeting. The Board of Directors of Tubby's will submit this Agreement to its stockholders for their approval, and will recommend such approval, at a meeting thereof to be duly called and held at the earliest practicable date as may be agreed upon in writing by R Corp and Tubby's. That shareholders' meeting will be duly called, convened and conducted in accordance with all applicable requirements of the corporation laws of the State of New Jersey and in accordance and with all applicable provisions of the Articles of Incorporation and Bylaws of Tubby's and the resolutions adopted by the shareholders at that meeting will constitute the duly authorized actions of Tubby's and will be in full force and effect as of the Closing Date.

     6.02. Representations. Tubby's will take all action necessary to render accurate, as of the Effective Date of the Merger, Tubby's representations and warranties contained herein, and it will refrain from taking any action which would render any such representation or warranty inaccurate as of such time. Tubby's wi11 use its best efforts to perform or cause to be satisfied each covenant or condition to be performed or satisfied by it.

     6.03. Approvals. Tubby's will use its best efforts to obtain all licenses or other approvals required to be obtained by it from any appropriate governmental or regulatory body or other person in connection with the carrying out of the transactions contemplated by this Agreement and the continued operation of its business after the merger.

     6.04. Negotiations with Third Parties. Tubby's will not, without the prior approval of R Corp, engage in, or encourage discussions or negotiations with third parties relating to or otherwise approve (or approve without prior discussions with R Corp any unsolicited offer regarding) any merger, sale, or other disposition of any substantial part of Tubby's assets or stock.




                                 ARTICLE VII
                  Obligations of R Corp and its Shareholders

     7.01. Personal Guarantees and Pledge of Personal Assets. R Corp and its Shareholders, agree to personally guarantee debt financing for Tubby's in the amount of $1,750,000 to be used to complete the Merger, and to pledge personal assets as collateral to secure the repayment of said indebtedness.

     7.02. Stock Purchase, Redemption, and Shareholders Agreement. The Shareholders of R Corp agree to execute a Stock Purchase, Redemption and Shareholders' Agreement, with Tubby's for the purpose of equalizing the number of shares of Tubby's stock owned by each of them and to evidence their agreement to personally guarantee the debt financing referenced in section 7.01 and their agreement to pledge personal property as collateral for the repayment of the indebtedness.


                                 ARTICLE VIII
                   Representations and Warranties of R Corp

     R Corp hereby represents or warrants to Tubby's as follows:

     8.01. Organization, Standing, Qualification, etc. R Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and is duly authorized, qualified, franchised and licensed under all applicable properties and assets and to carry on its business as it is presently being conducted. R Corp is qualified to do business in all states where the nature of R Corp's business and the ownership of its properties require it to become qualified as a foreign corporation.

     8.02. Capitalization. The authorized capital stock of R Corp consists of 60,000 shares of common stock, par value, of which 3,000 shares are issued and outstanding. All outstanding shares are duly authorized, fully paid, validly issued and nonassessable in accordance with applicable law. No dividends or other distribution of the assets of R Corp have been declared or paid in the capital stock of R Corp. There are no outstanding warrants, options, preemptive rights or rights to subscribe for or purchase any shares of R Corp capital stock or any outstanding securities that are convertible into R Corp capital stock.

     8.03. Articles of Incorporation and Bylaws. The complete Articles of Incorporation and the Bylaws of R Corp as will be in effect on the Closing Date are attached.




     8.04. Authorization. The Board of Directors of R Corp has approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement by R Corp, and has authorized the submission of this Agreement and the transaction contemplated hereby to the R Corp shareholders for their consideration with the recommendation that it be approved. R Corp has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby and this Agreement constitutes a legal, valid and binding obligation of R Corp enforceable in accordance with its terms.

                                  ARTICLE IX
               Conditions to Obligations of R Corp and Tubby's

           The obligations of Tubby's and R Corp to effect the Merger are as follows:

     9.01. Stockholder Approval. Before the Closing, Tubby's Shareholders shall have approved this Agreement.

     9.02. Financing. Before submitting this Agreement for consideration and approval to Tubby's shareholders, R Corp and it shareholders shall have procured adequate financing for Tubby's to be used to complete the Merger. Before the closing, Tubby's and the shareholders of R Corp shall have closed on all required financing transactions.

     9.03. Fairness Opinion. Before submitting this Agreement for approval by Tubby's stockholders, Tubby's shall have received a favorable fairness opinion from Stout, Risuis, Ross, Valuation Consultants, Inc.

     9.04. No Material Adverse Change. Prior to the Closing, there shall not have occurred any material adverse change in the financial condition, business or operations of Tubby's.


                                  ARTICLE X
                                Miscellaneous

     10.01 Amendments. This Agreement may be amended at any time, prior to the Effective Date of the Merger, whether before or after the meeting of stockholders, by a written instrument executed by R Corp and Tubby's with the approval of their respective Boards of Directors, provided that no amendment shall change the exchange ratios set forth in Section 3.01 without the approval of the stockholders of both Tubby's and R Corp.

     10.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without reference to its principles of conflicts of laws. However, any questions of corporate law with respect to Tubby's or its subsidiaries shall be governed by New Jersey corporate law.

     10.03 Complete Agreement - Severability. This Agreement contains the entire understanding between the parties and supercedes any and all prior agreements between the parties. If any provision of the Agreement is found to be void by any court of competent jurisdiction, the remaining provisions shall remain in full force and effect

     10.04 Multiple Copies. This Agreement may be executed on multiple copies, each of which shall Constitute an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, R Corp and Tubby's have caused this Agreement and Plan of Merger to be executed as of the date first above written.



           R CORP                                TUBBY'S, INC.


             /s/  Vincent J. Tatone               /s/  Robert M. Paganes
           ------------------------------       -----------------------------
           By:  Vincent J. Tatone               By:  Robert M. Paganes
           Its:  Secretary                                 Its:  President










                                  Appendix B

                               Fairness Opinion

                           Stout Risius Ross, Inc.,









July 15, 1999

Board of Directors
Tubby's, Inc.
c/o Mr. Robert Paganes
6029 East 14 Mile Road
Sterling Heights, MI  48312-5802


Members of the Board:

We understand Tubby's, Inc. ("Tubby's" or the "Company") is considering a merger with R Corp pursuant to which all shareholders of the Company (the "Shareholders"), other than those shareholders that are also shareholders of R Corp, will receive cash in exchange for their shares of Tubby's, Inc. at the price of $1.10 per share. The aforementioned plan of merger is referred to hereinafter as the "Transaction."

You have requested, from a financial point of view, our opinion as to the fairness of this Transaction to the Shareholders of the Company. To arrive at our opinion, we performed an analysis to estimate the Fair Value of the common equity of the Company. We define Fair Value as the price at which property would exchange between a willing buyer and a willing seller, when the former is not under any undue compulsion to buy and the latter is not under any undue compulsion to sell, both having reasonable knowledge of the relevant facts.

In general, we considered the following factors in performing our analysis: the nature and history of the Company; the outlook for the economy and industry in which the Company operates; the book value and financial condition of the Company; the earning capacity of the Company; the dividend paying capacity of the Company; whether goodwill or other intangible value exists within the Company; previous sales of the Company's stock and the size of the block transferred; and the market prices of companies in the same or similar industries which trade in the open market.

In arriving at our opinion, we reviewed the Agreement and Plan of Merger (the "Agreement") and the associated proxy statement (the "Proxy Statement"), and held discussions with members of senior management of the Company concerning its business, industry, historical financial performance, and projected franchise openings and closings for the next five years. We examined the Company's audited and internally prepared financial statements for the years ended November 30, 1995 to 1998 and the Company's internally prepared interim financial statements for the six months ended May 31, 1999. We considered, to the extent available, the financial terms of certain other transactions involving target companies similar to Tubby's. In addition, we performed a discounted cash flow analysis based on the Company's future prospects and also a market comparable approach (which estimates value based on the price of comparable publicly traded stocks) to test the reasonableness of the proposed transaction terms.

Management's projections regarding store franchise openings and closings formed the basis of the discounted cash flow analysis. In addition to the foregoing, we conducted such other analyses and examinations and considered such other publicly available financial, economic, and market criteria as we deemed appropriate in arriving at our opinion.

We did not perform an independent valuation of all of the underlying assets and liabilities of the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion is premised on the assumption that the financial condition and prospects of the Company as of the date of this letter, including the balance sheet of the Company, has not changed materially since May 31, 1999, the date the latest financial information was available. In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information that was publicly available, furnished by the Company, or otherwise reviewed by or discussed with us. In that regard, we have relied upon Tubby's management as to the reasonableness and achievability of the financial and operating forecasts provided to us, and we have assumed that such forecasts reflect the best currently available estimates and judgements of management.

In connection with performing our services for the Board of Directors, we have not been authorized by the Company to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. Further, we were not requested to consider, and our opinion does not address, the relative merits of the contemplated Transaction as compared to any alternative business strategies that may exist for the Company or the effect of any other transactions in which the Company might engage.

Our opinion is necessarily based on market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of the date hereof.

We are acting as financial advisor to the Board of Directors of the Company and will receive a fee from the Company for our services. However, our compensation for providing financial advisory services to the Board is neither based nor contingent on the results of our analysis. Further, none of our employees who worked on this engagement has any known financial interest in the assets or equity of the Company or the outcome of our analysis. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

Our work is only to be utilized by the Board of Directors of the Company as one input to consider in the process of analyzing the contemplated Transaction. Further, our opinion is not intended to be, nor does it constitute, a recommendation to any of the Shareholders as to how such Shareholder should act in regard to the Transaction described in the first paragraph of this letter.

Our opinion may not be published or otherwise used or referred to, without our prior written consent. We understand that this opinion letter, subject to us giving written consent, may be attached to a Proxy Statement that will be sent to the Shareholders. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Based upon and subject to the forgoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Transaction, as detailed in the Agreement, is fair from a financial point of view to the Shareholders of the Company.

Yours very truly,

STOUT RISIUS ROSS, INC.


/s/  Gregory A. O'Hara
-------------------------------
Gregory A. O'Hara
Managing Director














                             FINANCIAL STATEMENTS














                                     F-1




                        INDEX TO FINANCIAL STATEMENTS


Interim Unaudited Consolidated Financial Statements
As of August 31, 1999

    Consolidated Balance Sheets.........................................F-3

    Consolidated Statements of Operations...............................F-5

    Consolidated Statements of Cash Flows...............................F-6

    Notes to Unaudited Financial Statements.............................F-7



Consolidated Financial Statements, November 30, 1998, 1997 and 1996

    Report of Independent Certified Public Accountants..................F-9

    Consolidated Balance Sheets as of November 30,
    1998, 1997 and 1996.................................................F-10

    Consolidated Statements of Operations...............................F-12

    Consolidated Statements of Stockholders' Equity.....................F-13

    Consolidated Statements of Cash Flows...............................F-14

    Notes to Consolidated Financial Statements
    November 30, 1998, 1997 and 1996....................................F-15




                                     F-2





                     TUBBY'S INCORPORATED & SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS (UNAUDITED)



                                                   August 31,    November 30,
                                                      1999          1998
ASSETS                                            (Unaudited)      (Note)
------                                            -----------    -----------
Current Assets
         Cash and Equivalents                    $   787,905    $   692,196
         Certificate of Deposit                      111,199        111,199
         Accounts Receivable - Trade, less
         allowance for doubtful accounts of
         $65,196 and $59,580                         757,576        702,990
         Inventories                                 394,209        328,280
         Prepaid expenses and other                   81,309         93,289
         Notes receivable                             82,941         59,721
                                                 -----------    -----------

Total Current Assets                               2,215,139      1,987,675
                                                 -----------    -----------

Property and Equipment
         Land                                        187,684        187,684
         Buildings and Improvements                  691,235        689,514
         Equipment                                   500,405        498,354
         Furniture and Fixtures                      144,835        140,815
         Vehicles                                     11,509         11,509
                                                 -----------    -----------
                                                   1,535,668      1,527,876
         Less: accumulated depreciation             (886,935)       861,659
                                                 -----------    -----------

Net Property & Equipment                             648,733        666,217
                                                 -----------    -----------

Other Assets
         Goodwill, less amortization of
            $294,984 and $112,370                    198,810        263,666
         Notes Receivable, less allowance
           for Doubtful accounts of $20,000
           and $20,000                               373,902        408,733
                                                 -----------    -----------
Total Other Assets                                   572,712        672,399
                                                 -----------    -----------

Total Assets                                     $ 3,436,584    $ 3,326,291
                                                 ===========    ===========

         See Accompanying Notes to Consolidated Financial Statements


                                     F-3



                     TUBBY'S INCORPORATED & SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEET (UNAUDITED)



                                                     August 31,   November 30,
LIABILITIES & STOCKHOLDERS' EQUITY                      1999         1998
                                                    (Unaudited)     (NOTE)
----------------------------------                  -----------   ------------
Current Liabilities
  Accounts Payable                                  $  264,961    $  379,176
  Accrued Liabilities:
     Compensation                                       44,455        20,738
     Other                                              22,126        24,695
  Deferred Revenue                                      36,000       114,954
  Long-Term Debt due within one year                    12,262        11,455
                                                    ----------    ----------

Total Current Liabilities                              379,804       551,018

Deferred Revenue                                        32,000        40,000

   Long-Term Debt, less amounts due in one year        111,178       120,346
                                                    ----------    ----------

Total Liabilities                                      522,982       711,364
                                                    ----------    ----------

Stockholders' Equity
Common Stock, $.01 Par Value, 6,000,000 shares
  authorized, 2,583,114 issued and outstanding          25,832        25,832
Additional Paid In Capital                           3,485,844     3,485,844
Retained Earnings (Deficit)                           (598,074)     (896,749)
                                                    ----------    ----------

Total Stockholders' Equity                           2,913,602     2,614,927
                                                    ----------    ----------

Total Liabilities and Stockholders' Equity          $3,436,584    $3,326,291
                                                    ==========    ==========


         See Accompanying Notes to Consolidated Financial Statements

                                     F-4




                        TUBBY'S, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                            Three Months Ended           Nine Months Ended
                                         -------------------------   --------------------------
                                          August 31,    August 31,    August 31,     August 31,
                                             1999         1998           1999          1998
                                         (Unaudited)   (Unaudited)   (Unaudited)    (Unaudited)
                                         -----------   -----------   -----------    -----------
Revenues:
   Product Sales                         $1,611,757    $1,342,766     $4,617,690    $2,983,503
   Franchise Fees:
      Monthly                               263,404       279,382        729,643       671,057
      Initial                                24,500        36,500        111,500       111,001
   Food Sales                               337,514       262,787        731,485       655,218
   Advertising Fees                         193,760       160,715        589,958       496,009
   Equipment and Restaurant Sales            36,239        75,530        127,850       361,679
   Commissions & Other  Fees                 37,349        30,586        123,718       101,467
                                         ----------    ----------     ----------    ----------
Total Revenues                            2,504,523     2,188,266      7,031,844     5,379,934
                                         ----------    ----------     ----------    ----------

Costs & Expenses:
  Cost of Product Sales                   1,185,960     1,032,572      3,453,436     2,314,319
  Operating Expenses                        831,733     1,037,137      2,533,558     2,489,585
  Cost of Food Sales                        209,835       188,644        462,199       443,873
  Cost of Equipment & Restaurant Sales       30,349        65,152        108,168       294,053
                                         ----------    ----------     ----------    ----------
Total Costs & Expenses                    2,257,877     2,323,505      6,557,361     5,541,830
                                         ----------    ----------     ----------    ----------

Operating Income (Loss)                     246,646      (135,239)       474,483      (161,896)


Other Income (Expense):
   Interest Expense                          (2,961)       (5,817)        (9,015)      (10,648)
   Loss on disposal of assets               (43,586)            0        (43,586)            0
   Interest Income                           14,731        24,383         44,968        55,543
                                         ----------    ----------     ----------    ----------
Total Other Income (Expense)                (31,816)       18,566         (7,633)       44,895
                                         ----------    ----------     ----------    ----------

Income (Loss) Before Taxes on Income        214,830      (116,673)       466,850      (117,001)
Taxes on Income                              82,488             0        168,175             0
                                         ----------    ----------     ----------    ----------
Net Income (Loss)                        $  132,342    $ (116,673)    $  298,675    $ (117,001)
                                         ==========    ==========     ==========    ==========
Earnings (Loss) Per Share --
Basic & Diluted                          $     0.05    $    (0.05)    $     0.12    $    (0.05)
                                         ==========    ==========     ==========    ==========
Weighted Average Common
  Shares Outstanding                      2,583,114     2,583,114      2,583,114     2,583,114
                                         ==========    ==========     ==========    ==========

         See Accompanying Notes to Consolidated Financial Statements


                                     F-5



                     TUBBY'S INCORPORATED & SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                     Nine Months Ended
                                                  -----------------------
                                                  August 31,   August 31,
                                                     1999         1998
                                                  ----------   ----------
Cash Flows From Operating Activities:
Net Income (Loss)                                 $ 298,675    $(117,001)
Adjustments To Reconcile Net Income(Loss)
To Net Cash Used and Provided By
  Operating Activities:
     Depreciation & Amortization                     95,389      125,846
     Taxes on Income                                158,729            0
     (Gain) Loss on disposal of assets               43,586       (1,287)
Increase (Decrease) In Cash Due To
    Changes In:
              Accounts Receivable                   (85,599)    (228,059)
              Inventories                           (65,929)    (223,859)
              Prepaid Expenses & Other               11,980      (57,878)
              Accounts Payable                     (114,215)     293,803
              Accrued Liabilities                    21,148       41,696
              Deferred Revenues                     (86,954)     (21,863)
                                                  ---------    ---------

Net Cash (Used In) Provided By
  Operating Activities                              276,810     (188,602)


Cash Flows From Investing Activities
           Sale of Certificate of Deposits                0          (16)
           Acquisition of McTub 49% interest              0      (65,000)
           Purchase of Property & Equipment        (109,462)     (19,616)
           Goodwill & Covenant not to Compete      (120,000)           0
           Payments On Notes Receivable              42,624      129,425
           Proceeds on sale of Property              14,098      147,138
                                                  ---------    ---------

Net Cash (Used In) Provided by
  Investing Activities                             (172,740)     191,931

Cash Flows From Financing Activities:
      Payments On Long-Term Debt                     (8,361)    (219,036)
                                                  ---------    ---------

Net Cash (Used In) Financing Activities              (8,361)    (219,036)
                                                  ---------    ---------

Net (Decrease) Increase In Cash                      95,709     (215,707)

Cash and Equivalents, at beginning of period        692,196      864,229
                                                  ---------    ---------

Cash and Equivalents, at end of period            $ 787,905    $ 648,522
                                                  =========    =========

         See Accompanying Notes to Consolidated Financial Statements


                                     F-6


                        TUBBY'S, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)

1.    CONSOLIDATED FINANCIAL STATEMENTS

The accompanying financial statements do not include all of the information and footnotes necessary for the annual presentation of financial position, results of operation and cash flows in conformance with generally accepted accounting principles. In the opinion of the Company, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flow at August 31, 1999 and August 31, 1998 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These consolidated financial statements should be read in conjunction with the financial statements and notes thereto as of November 30, 1998 and the Form 10-KSB as of November 30, 1998.

2.    ACCOUNTING FOR INCOME TAXES

The Company has acquired net operating loss carry forwards relating to the SYF merger of approximately $670,000 which are available to offset future taxable income. However, to the extent such loss carry forwards are utilized to reduce future operating income, the related tax benefit will first be credited to goodwill until fully eliminated and then to income. In the nine months ending August 31, 1999, the Company had taxable income of approximately $466,800 that resulted in a reduction of goodwill of approximately $168,175. Utilization of these losses is limited based on the taxable income generated by the activity that generated these losses and expire beginning in 1999.

The Company also has net operating loss carry forwards for tax purposes of approximately $640,000 relating to losses incurred subsequent to the SYF acquisition which expire beginning in 2006.

As a result of the proposed merger discussed in Note 4, the availability of the net operating loss carry forwards may be limited.

3.    LITIGATION

During 1998, the Company exercised its option to purchase the building that houses its corporate headquarters for a total cost of $425,000. However, the seller claimed that the Company failed to strictly comply with the written option to purchase. As a result, the Company commenced a civil action against the seller to enforce the seller's obligation to sell the building to the Company and is awaiting a trial date. If the Company prevails in its litigation, it expects to finance the cost of the building.


                                     F-7


4.    PROPOSED MERGER

On May 5, 1999, the Company announced that the proposed merger between the Company and Interfoods of America, Inc., a Miami based Popeye's Chicken franchisee, which was previously announced by both companies on December 16, 1998, had been canceled. At the same time, the Company announced a new proposed merger between it and a private Michigan corporation, R Corp, whose shareholders include certain members of Tubby's current management. Pursuant to this proposed merger, all of the shareholders of Tubby's, other than shareholders that are shareholders of R Corp, would receive cash in exchange for their shares. The Company announced that, although the price per share had not been definitively set, the shares would be valued at somewhere between eighty cents and a dollar ($.80 -- $1.00) and that, ultimately, the proposed merger would be subject to a vote of the Company's shareholders. On July 16, 1999, the Company definitively established the merger price at $1.10 per share. The Company has received a fairness opinion from an independent valuation firm and a written commitment from a lender for adequate financing to complete the proposed merger. The Company has filed a preliminary proxy statement and a form Schedule 13-E with the Securities and Exchange Commission ("SEC"). Once the preliminary proxy statement is approved for distribution, the Company will set a date for its annual meeting at which it will present the proposed merger for a vote of the Company's Shareholders.


                                     F-8


              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS






      The Board of Directors
      Tubby's, Inc. and Subsidiaries
      Sterling Heights, Michigan

      We have audited the accompanying consolidated balance sheets of Tubby's, Inc. and Subsidiaries as of November 30, 1998, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tubby's, Inc. and Subsidiaries at November 30, 1998, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                                        BDO Seidman, LLP

      Troy, Michigan
      January 22, 1999


                                     F-9




                     TUBBY'S INCORPORATED & SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS


                                                       November 30,
                                             ------------------------------
Assets                                       1998         1997        1996
                                             ----         ----        ----
Current Assets
Cash and equivalents                     $  692,196   $  864,229   $  793,494
  Certificate of deposit                    111,199      105,430      100,000
  Accounts receivable - trade, less
    allowance for doubtful accounts
    of $59,580, $36,740 & $20,850           702,990      443,810      245,267
  Inventories                               328,280       99,419      102,805
  Prepaid expenses and other                 93,289       76,832      135,644
  Notes receivable                           59,721       66,217       72,091
                                         ----------   ----------   ----------
Total Current Assets                      1,987,675    1,655,937    1,449,301
                                         ----------   ----------   ----------
Property and Equipment
  Land                                      187,684      325,347   $  325,347
  Building and improvements                 689,514      663,753      693,347
  Equipment                                 498,354      527,265      440,705
  Furniture and fixtures                    140,815      138,394      219,464
  Vehicles                                   11,509       15,009       15,009
                                         ----------   ----------   ----------
                                          1,527,876    1,669,768    1,693,872
  Less accumulated depreciation             861,659      773,576      654,255
                                         ----------   ----------   ----------
Net Property and Equipment                  666,217      896,192    1,039,617
                                         ----------   ----------   ----------

Other Assets
  Notes receivable, less allowance
    for doubtful accounts of $20,000,
    $0, & $5,894                            408,733      543,342      505,380
  Goodwill, less amortization of
    $112,370, $81,118, & $68,045            263,666      229,918      338,241
                                         ----------   ----------   ----------
Total Other Assets                          672,399      773,260      843,621
                                         ----------   ----------   ----------
Total  Assets                            $3,326,291   $3,325,389   $3,332,539
                                         ==========   ==========   ==========

See accompanying summary of accounting policies and notes to consolidated financial statements.


                                    F-10




                     TUBBY'S, INCORPORATED & SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                     November 30,
                                       --------------------------------------
Liabilities and Stockholders' Equity       1998          1997         1996
                                           ----          ----         ----
Current Liabilities
  Accounts payable                     $  379,176    $  106,407    $  189,929
  Accrued liabilities
  --Compensation                           20,738        19,887        21,075
  --Other                                  24,695        16,153        13,305
  Deferred revenue                        114,954       115,489        87,000
  Long-term debt due in one year           11,455       220,520       266,825
                                       ----------    ----------    ----------

Total Current Liabilities                 551,018       478,456       578,134

Deferred Revenue                           40,000        60,867        40,000

Long Term Debt, less amounts due
  in one year                             120,346       139,932       175,770
                                       ----------    ----------    ----------

Total Liabilities                         711,364       679,255       793,904
                                       ----------    ----------    ----------

Stockholders' Equity
  Common stock, $.01 par value,
    6,000,000 shares authorized,
    2,583,114 issued and outstanding       25,832        25,832        25,832
  Additional paid in capital            3,485,844     3,485,844     3,485,844
  Retained earnings (deficit)            (896,749)     (865,542)     (973,041)
                                       ----------    ----------    ----------

Total Stockholders' Equity              2,614,927     2,646,134     2,538,635
                                       ----------    ----------    ----------

Total Liabilities and
   Stockholders' Equity                $3,326,291    $3,325,389    $3,332,539
                                       ==========    ==========    ==========



See accompanying summary of accounting policies and notes to consolidated financial statements.



                                    F-11





                     TUBBY'S, INCORPORATED & SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Year Ended November 30,
                                             ----------------------------------
Consolidated Statements of Operations        1998           1997           1996
                                             ----           ----           ----
Revenues
  Product sales                          $ 4,397,578    $      --      $      --
  Franchise fees
  --Monthly                                  896,298        785,959        659,074
  --Initial                                  139,501        132,543        118,250
  Food sales                                 779,918        931,000        796,990
  Advertising fees                           649,118        650,909        569,982
  Equipment and restaurant sales             391,311        575,427        611,064
  Commissions and other fees                 112,259        479,848        367,856
                                         -----------    -----------    -----------

Total Revenues                             7,365,983      3,555,686      3,123,216
                                         -----------    -----------    -----------

Costs and Expenses
  Cost of product sales                    3,402,997           --             --
  Operating expenses                       3,239,755      2,357,938      1,942,490
  Cost of food sales                         512,836        667,854        588,257
  Cost of equipment and restaurant sales     341,197        470,315        527,005
                                         -----------    -----------    -----------

Total Costs and Expenses                   7,496,785      3,496,107      3,057,752
                                         -----------    -----------    -----------

Operating Income (Loss)                     (130,802)        59,579         65,464
                                         -----------    -----------    -----------

Other Income (Expense)
  Interest income                             69,951        108,430         94,899
  Interest expense                           (13,829)        (9,572)       (28,235)
  Loss on sale of fixed assets                (5,546)          --           (5,880)
  Miscellaneous                               49,019         44,362         (8,891)
                                         -----------    -----------    -----------

Total Other Income                            99,595        143,220         51,893
                                         -----------    -----------    -----------
Income (Loss) Before Taxes on Income         (31,207)       202,799        117,357

Taxes on Income                                 --           95,300           --
                                         -----------    -----------    -----------

Net Income (Loss)                            (31,207)       107,499        117,357
                                         ===========    ===========    ===========

Basic and Diluted Earnings (Loss)
   Per Share                                    (.01)           .04            .05
                                         ===========    ===========    ===========

Weighted Average Common
  Shares Outstanding                       2,583,114      2,604,720      2,563,259
                                         ===========    ===========    ===========

See accompanying summary of accounting policies and notes to consolidated financial statements.



                                    F-12


                     TUBBY'S, INCORPORATED & SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                   Common               Additional     Retained         Total
                                   Stock                  Paid-In      Earnings      Stockholders
                                   Shares      Amount     Capital      (Deficit)        Equity
                                   ------      ------     -------      ---------     -----------
Balance, at December 1, 1995     2,538,114   $ 25,382   $ 3,430,044   $(1,090,398)   $ 2,365,028

Issuance of common stock            45,000        450        55,800                       56,250

Net income                            --         --            --         117,357        117,357
                                 ---------   --------   -----------   -----------    -----------


Balance, at December 1, 1996     2,583,114   $ 25,832   $ 3,485,844   $  (973,041)   $ 2,538,635


Net income                            --         --            --         107,499        107,499
                                 ---------   --------   -----------   -----------    -----------


Balance, at November 30, 1997    2,583,114     25,832     3,485,844      (865,542)     2,646,134


Net loss                              --         --            --         (31,207)       (31,207)
                                 ---------   --------   -----------   -----------    -----------


Balance, at November 30, 1998    2,583,114   $ 25,832   $ 3,485,844   $  (896,749)   $ 2,614,927
                                 =========   ========   ===========   ===========    ===========


See accompanying summary of accounting policies and notes to consolidated financial statements.


                                    F-13


                     TUBBY'S, INCORPORATED & SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            Year Ended November 30,
                                                         ------------------------------
                                                         1998         1997         1996
                                                         ----         ----         ----
Cash Flows From Operating Activities
  Net income (loss)                                   $ (31,207)   $ 107,499    $ 117,357
  Adjustments to reconcile net income (loss)
    to net cash provided by (used in)
    operating activities
  Depreciation and amortization                         136,704      135,468      105,226
  Provision for doubtful accounts                        71,896         --           --
  Loss on sale of fixed assets                            5,546         --          5,880
  Taxes on income                                          --         95,300         --
  Increase (Decrease) In Cash Due to Changes In
  Accounts receivable                                  (282,479)    (198,543)     (11,596)
  Inventories                                          (228,861)       3,386      (67,965)
  Prepaid expenses and other                            (16,457)      59,195      (65,506)
  Accounts payable                                      272,769      (83,522)      26,457
  Accrued liabilities                                     9,393        1,660      (19,344)
  Deferred revenue                                      (21,402)      49,356      (44,000)
                                                      ---------    ---------    ---------

Net Cash (Used In)Provided By Operating Activities      (84,098)     169,799       46,509
                                                      ---------    ---------    ---------

Cash Flows From Investing Activities
  Increase in certificate of deposit                     (5,769)      (5,813)     (25,000)
  Net proceeds from sale of property and equipment      156,502        5,000       13,500
  Purchase of property and equipment                    (37,525)     (69,020)    (462,155)
  Payments on notes receivable                           92,508       52,912      134,936
  Sale of certificate of deposit and marketable
    securities                                             --           --        154,590
  Other assets                                             --           --         (2,242)
  Acquisition of partnership Interest                   (65,000)        --           --
                                                      ---------    ---------    ---------
Net Cash Provided by (Used In) Investing Activities     140,716      (16,921)    (186,371)
                                                      ---------    ---------    ---------

Cash Flows From Financing Activities
  Payments on long-term debt                           (228,651)    (232,143)     (74,038)
  Proceeds from long-term debt                             --        150,000         --
  Proceeds from issuance of capital stock                  --           --         56,250
                                                      ---------    ---------    ---------
Net Cash Used In Financing Activities                  (228,651)     (82,143)     (17,788)
                                                      ---------    ---------    ---------

Net Increase (Decrease) in Cash & Cash Equivalents     (172,033)      70,735     (157,650)
Cash and Equivalents, at beginning of period            864,229      793,494      951,144
                                                      ---------    ---------    ---------

Cash and Equivalents, at end of period                $ 692,196    $ 864,229    $ 793,494
                                                      =========    =========    =========

See accompanying summary of accounting policies and notes to consolidated financial statements.



                                    F-14




                     TUBBY'S, INCORPORATED & SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       NOVEMBER 30, 1998, 1997 and 1996


1. SUMMARY OF ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Tubby's Inc., its wholly-owned subsidiaries (the "Company" or "Tubby's"), and additionally in 1997 and 1996, its fifty-one percent interest in the McTub Company (Tubby's Express). Intercompany balances and transactions have been eliminated.

Nature of Operations

The Company's revenue is derived from: (1) franchise and advertising fees for the rights to operate sit down and carry-out restaurants specializing in submarine sandwiches, hamburgers or steak sandwiches, pizzas or ice cream;
(2) distribution of food and restaurant supplies to franchisees (beginning in 1998); (3) food sales at Company owned stores; (4) equipment sales to franchisees; and (5) vendor commissions and rebates. The Company and its franchisees operate restaurants in Michigan, Ohio, New Jersey, Arizona, Missouri, Nebraska and the province of Ontario Canada.

      Number of Restaurants in Operation:            November 30,
                                               ------------------------
                                               1998      1997      1996
                                               ----      ----      ----
       Operated by Franchisees
             Beginning of year                  84        68        63
             Franchises opened                  10        16         6
             Franchises closed                  (9)       (0)       (1)
             End of year                        85        84        68

      Operated by the Company
            Beginning of year                    4         6         3
             Stores opened                       0         0         4
             Stores sold                         0        (2)        0
             Stores closed                      (1)        0        (1)
             End of year                         3         4         6

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and equivalents, certificates of deposit, and accounts and notes receivable. At times such cash and equivalents in banks are in excess of the respective financial institution's FDIC insurance limit. The Company attempts to minimize credit risk by reviewing all franchisees' credit history before extending credit and by monitoring franchisees' credit exposure on a continuing basis. The Company establishes an allowance for possible losses on accounts and notes receivable, when necessary, based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Fair Values of Financial Instruments

The carrying amounts of cash and equivalents, certificates of deposit, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short maturity of these items.

The carrying amounts of the long-term debt issued pursuant to the Company's credit agreements and notes receivable approximate fair value because the interest rates on these instruments approximate market rates.

                                    F-15


Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, and (2) revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Equivalents and Certificate of Deposit

Cash and equivalents consist of cash, certificates of deposit, money market funds, U.S. Treasury bills and commercial paper with maturity dates not exceeding three months.

Certificates of deposit with maturity dates exceeding three months are separately classified on the balance sheet.

Inventories

Inventories include food, restaurant supplies and equipment held for resale to franchisees. Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method for food and restaurant supplies and specific identification methods for equipment.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed over the useful lives of the assets ranging from 5 to 40 years, using the straight-line method. Depreciation expense was $106,843, $122,395, $94,550 in 1998, 1997 and 1996, respectively.

Goodwill

Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at acquisition. The Company is amortizing goodwill over periods ranging from three years to forty years.

The Company reviews goodwill for impairment based upon the estimated undiscounted cash flows over the remaining life of the goodwill. If necessary, impairment will be measured based on the difference between discounted future cash flows and the net book value of the related goodwill.

Revenue Recognition

Monthly franchise fees are recognized based on the franchisees' sales as earned, except where collection is not deemed probable. Advertising fees are recognized as the related expenses are incurred.

Initial franchise fees and fees from Area Development Agreements ("ADA's") are deferred until the Company has substantially met its obligations under the franchise agreement, which is generally at the time the store is opened. Deferred revenues under ADA's are recognized as revenue on a pro rata basis as each store opens.

The Company recognizes product sales at the time of shipment.

Advances under vendor rebate agreements are deferred and recognized as revenue over the term of the agreements.

Advertising Costs

The Company expenses the cost of advertising as incurred. Advertising expense was approximately $650,000 in 1998 and 1997 and $582,000 in 1996.

Taxes on Income

Deferred income taxes are recognized for the tax consequences of temporary differences between the financial reporting bases and the tax bases of the Company's assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.


                                    F-16


Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

Earnings Per Share

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings per Share." SFAS No. 128 replaced the previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants, and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the SFAS 128 requirements. The following table presents the earnings per share calculations:


For the Year Ended November 30,              1998        1997         1996
------------------------------               ----        ----         ----
Numerator for Basic and Diluted Earnings
    per Share Net income (loss)          $  (31,207)  $  107,499   $  117,357

Denominator
 Denominator for basic earnings
    per share - weighted average shares   2,583,114    2,583,114    2,567,719

 Effect of dilutive securities
    stock options                              --         21,606        6,540

 Dilutive Potential Common Stock
  Denominator for diluted earnings per
     share - adjusted weighted average
     shares and assumed conversions       2,583,114    2,604,720    2,563,259

Basic Earnings (Loss) Per Share          $     (.01)  $      .04   $      .05

Diluted Earnings (Loss) Per Share        $     (.01)  $      .04   $      .05


As a result of the net loss in 1998, no stock options were included in the computation of diluted earnings per share. Options to purchase 65,467 shares of common stock at prices ranging from $1.50 to $8.40 in 1998 were outstanding which would not have been included in the computation of diluted earnings per share in any event because the options' exercise price was greater than the average market price of the common shares.

Options to purchase 60,467 shares of common stock at prices ranging from $3.60 to $8.40 in 1997 and 1996, were outstanding, but were not included in the computation of diluted earnings per share because the options exercise price was greater than the average market price of the common shares.


In January 1998, the Company declared a one for ten reverse stock split. As a result, the amount of outstanding shares was reduced from 25,831,131 to 2,583,114. In connection with the reverse stock split, the Company amended its Articles of Incorporation to reduce the number of shares authorized from 60,000,000 to 6,000,000. Retroactive effect has been given to all share and per share data contained in the consolidated financial statements.

Long-lived Assets

The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstance indicate that the carrying amount of the assets may not be recoverable. The Company evaluates whether impairment exists on the basis of undiscounted future cash flows from operations before interest for the remaining useful life of the assets. Any long-lived assets held for disposal are reported at the lower of these carrying amounts or fair value less costs to sell.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." This statement is effective for financial periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Management has not determined the impact, if any, this statement may have on future financial statement disclosures.


                                    F-17


Additionally, SFAS 130, "Reporting Comprehensive Income" was issued in June 1997. Statement of Position (SOP) 98-5, "Reporting on the Cost of Start-Up Activities", was issued in April 1998 and SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998. These statements are effective in fiscal 1999 and 2000 and are not expected to have a material impact on the consolidated financial statements.

Reclassifications

Certain 1997 balances have been reclassified for purposes of comparison to the 1998 balances.

2. INVENTORIES

Inventories at November 30, 1998, 1997and 1996 are summarized as follows:

                                                  1998       1997       1996
                                                  ----       ----       ----
Food, restaurant supplies, paper goods          $297,475   $ 28,989   $ 21,811
Equipment                                         30,805     70,430     80,994
                                                --------   --------   --------
                                                $328,280   $ 99,419   $102,805
                                                ========   ========   ========

3.  NOTES  RECEIVABLE

      Notes receivable consisted of the following at November 30, 1998, 1997 and 1996.



                                                  1998       1997       1996
                                                  ----       ----       ----
Note receivable, due in monthly
   installments with interest at 10%
   collateralized by a second
   mortgage on property, maturing in 2007       $307,663   $330,296   $347,629

Various notes receivable, due in monthly
   installments with interest at various
   interest rates up to 10%, collateralized
   by equipment, maturing through 2001           180,791    279,263    229,842
                                                --------   --------   --------
                                                 488,454    609,559    557,471

Less: Amounts due within one year                 59,721     66,217     72,091
         Allowance for doubtful accounts          20,000       --         --
                                                --------   --------   --------
          Total Notes Receivable - Noncurrent   $408,733   $543,342   $505,380
                                                ========   ========   ========

In 1998, the Company's recorded investment in impaired loans totaled $60,000, with $20,000 of related credit loss allowance. The Company's recorded investment in impaired loans totaled $43,000 in 1997 and 1996, with no related credit loss allowance in 1997 and 1996. The average recorded investment in impaired loans during 1998 was approximately $51,000 with no related interest income recognized. The average recorded investment in impaired loans during 1997 was $43,000; this balance was completely reduced in 1998 by payments of approximately $33,000 with the remaining balance being written off. Interest income on impaired loans is recognized only when payments are received. Interest income recognized in 1997 was approximately $21,000.

4. REVOLVING CREDIT AGREEMENT

In January 1997, the Company entered into a $250,000 line-of-credit with a bank with interest payable at the bank's prime rate plus one-half percent (8.25% at November 30, 1998). Short-term borrowings are due on demand and are secured by a blanket lien on all assets of the Company and a pledged $100,000


                                    F-18


certificate of deposit. No borrowings were outstanding under the line-of-credit at November 30, 1998, 1997 and 1996.

5.  LONG-TERM  DEBT

      Long-term debt consisted of the following at November 30, 1998, 1997 and 1996.

                                               1998       1997       1996
                                               ----       ----       ----
Mortgage notes payable in equal
    monthly installments of $1,930
    through March, 2002, at which time
    a balloon payment is due; with interest
    payable at 9.25%                          $131,801   $142,084   $180,704

Note payable - stockholder (see Note 13)          --      200,000    200,000

Other                                             --       18,368     19,857

Notes payable - paid during 1997                  --         --       42,034
                                              --------   --------   --------
                                               131,801    402,486    400,561
Less amounts due within one year                11,455    220,520    266,825
                                              --------   --------   --------
                                              $120,346   $181,966   $133,736
                                              ========   ========   ========

The Company has pledged substantially all of its property and equipment as collateral for repayment of debt.

      1998 Annual maturities of long-term debt are as follows:

                     1999         $ 11,455
                     2000           12,560
                     2001           13,772
                     2002           94,014
                                  --------
                                  $131,801
                                  ========

6.    RELATED  PARTIES

      Peter T. Paganes and Robert M. Paganes are directors, officers and shareholders of the Company and J. Thomas Paganes, their brother, is a shareholder of the Company. These three shareholders own approximately 24% of the Company's outstanding common stock in 1998, 1997 and 1996. They each own and operate franchised stores. The following is a summary of activity with these stockholders and their restaurants as of and for the years ended November 30, 1998, 1997 and 1996.

                                             1998       1997       1996
                                             ----       ----       ----
Product sales (1998), franchise
   and advertising fees                    $867,809   $156,412   $150,215

Accounts receivable                          55,922     29,191     26,262

Interest income                                --        1,431      3,401

Notes receivable, due in quarterly
      installments plus interest at 9%         --         --       24,436


                                    F-19


7. INCOME TAXES

Significant components of deferred tax assets and liabilities consisted of the following at November 30, 1998, 1997 and 1996.

Deferred Tax Assets and Liabilites         1998        1997         1996
-----------------------------------        ----        ----         ----
Net operating loss carry-forwards      $ 531,000    $ 531,000    $ 725,000
Deferred revenue                          71,000       78,000       43,000
Depreciation                              27,000       24,000       13,000
Allowance for doubtful accounts           27,000       12,000       10,000
Installment sale                         (25,000)     (27,000)        --
Change to Accrual Method-
  Section 481(a) adjustment              (20,000)     (30,000)        --
Other                                    (23,000)       1,000        2,000
                                         -------        -----        -----

Net Deferred Tax Asset                   588,000      589,000      793,000

Valuation allowance on net
   deferred tax asset                   (588,000)    (589,000)    (793,000)
                                       ---------    ---------    ---------
Deferred Taxes                         $    --      $    --      $    --
                                       =========    =========    =========

The following reconciles the expected income tax rate to the effective income tax rate.

                                                 1998      1997    1996
                                                 ----      ----    ----
Income taxes at federal statutory rate          (34.0)%   34.0%    34.0%
Tax expense resulting from utilization of NOLs   --       47.0     --
Valuation allowance adjustment                   (1.1)   (40.9)   (53.7)
Non-deductible goodwill and entertainment
  expenses                                       44.1      8.3     14.6
Other                                            (9.0)    (1.4)     5.1
                                                 ----     ----     ----
Effective Tax Rate                               00.0 %   47.0%    00.0 %
                                                 ====     ====     ====

The Company has acquired net operating loss carry-forwards of approximately $670,000 which are available to offset future taxable income. However, to the extent such loss carry-forwards are utilized to reduce future taxable income, the related tax benefit will first be credited to goodwill until fully eliminated and then to income. In 1997, the Company had taxable income of approximately $288,000 which when utilizing the loss carry-forwards resulted in a reduction of goodwill of $95,300. Utilization of these losses is limited based on the taxable income generated by the activity that generated these losses and the carry-forwards expire beginning in 1999.

The Company also has net operating loss carry-forwards for tax purposes of approximately $892,000 relating to losses incurred subsequent to the above mentioned acquisition which expire from 2006 through 2009.

As a result of the proposed merger discussed in Note 14 of the consolidated financial statements, the availability of the net operating loss carry-forwards may be limited.

8. STOCK OPTION PLAN

The Company has stock option plans under which key employees may be granted options to purchase a specific number of shares of the Company's stock with option prices approximating market prices at the date of grant. Options are subject to the terms of each plan.

The Company applies Accounting Principles Board Opinion No. 25 in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for the Plan. Had compensation expense for the Company's stock option plans been determined based on the fair value at the grant dates consistent with


                                    F-20


the method of SFAS No. 123, the Company's net income and net income per share would have been the following pro forma amounts:


                              1998          1997        1996
                              ----          ----        ----
Net Income (Loss)
As reported                $(31,207)      107,499      117,357
Pro forma                   (43,963)       52,277      117,357

Earnings Per Share
As reported
        Basic                  (.01)          .04          .05
        Diluted                (.01)          .04          .05
Pro forma
        Basic                  (.02)          .02          .05
        Diluted                (.02)          .02          .05

As of November 30, 1998, 283,383 shares were reserved under the Incentive Stock Option Plan and 83,300 were reserved under the non-statutory Incentive Stock Option Plan. A summary of the options under both plans is as follows:

                                                           Weighted  Average
                                              Shares        Exercise Price
                                              ------       -----------------
Incentive Stock Option Plan

Outstanding, at December 1, 1995
       (2,967 exercisable)                     112,967         $ 2.50
       Exercised                               (45,000)          1.20
       Expired                                  (7,500)          3.10

Outstanding, at November 30, 1996
     (60,467 exercisable)                       60,467           3.10
     Granted                                    13,500           3.30

Outstanding, at November 30, 1997
     (60,467 exercisable at weighted
     average exercise price of $3.10)           73,967           3.20
     Forfeited                                 (37,000)          2.70

Outstanding at November 30, 1998
     (36,967 exercisable)                       36,967           3.60

                                                           Weighted  Average
                                              Shares        Exercise Price
                                              ------       -----------------
Non-Statutory Incentive Option Plan

Outstanding at December 1, 1995 and
      November 30, 1996
     (20,000 exercisable)                       20,000         $ 3.60
     Granted                                    20,500           1.60

Outstanding at November 30, 1997
     (20,000 exercisable at weighted
      average exercise price of $3.60)          40,500         $ 2.60
     Forfeited                                 (12,000)          1.50

Outstanding at November 30, 1998
     (28,500 exercisable)                       28,500         $ 3.05


                                    F-21


The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for grants in 1997: dividend yield of 0%; expected volatility of 74%; risk free interest rate of 6.2%; and expected lives of 3.3 years.

The weighted average grant date fair value options granted in 1997 was $2.00. No options were granted in 1998.

The following is a summary of stock options outstanding at November 30, 1998:

                                 Options Outstanding and Exercisable
                                ------------------------------------
                                       Weighted Average    Weighted
                                         Remaining         Average
                                         Contractual       Exercise
      Price Range               Number   Life (Years)      Price
      -----------               ------   ------------   ------------

Incentive Stock Option Plan
$ 3.10 -4.40                    36,833        6.0           3.60
  8.40                             134        2.0           8.40
                                ------        ---          -----
                                36,967        6.0          $3.60

Non-Statutory Plan
$ 1.50 - 1.90                    8,500        8.5          $1.75
  3.60                          20,000        2.0           3.60
                                ------        ---          -----
                                28,500        4.0          $3.05


9. EMPLOYEE BENEFIT PLAN

In 1997, the Company implemented a 401(k) plan covering substantially all full-time employees. The Company matches each employee's contribution up to a predetermined limit. The Company's contribution expense amounted to approximately $3,000 in 1998 and 1997.


10. OPERATING LEASES

The Company leases buildings, equipment, and restaurant space under various operating leases. The future minimum rental payments, under all operating leases containing minimum annual rental payments, are as follows:

                     1999      $ 56,513
                     2000        44,795
                     2001        29,256
                               --------
                               $130,564
                               ========


Total rent expense under the operating leases was approximately $102,000, $120,000, and $129,000 for 1998, 1997 and 1996, respectively.


11. COMMITMENT AND CONTINGENCY

In connection with the distribution of food and restaurant supplies to franchisees, the Company entered into an agreement effective November 1, 1998 with an unaffiliated entity that is experienced with multiple location institutional food distribution to provide warehouse and distribution services for the Company. Minimum annual billings to the Company for these services must be $425,000. Failure to generate the


                                    F-22


volume necessary to achieve such annual billings will constitute a termination of the agreement. In connection with such termination or if the agreement is terminated without cause by the Company prior to September 1, 2002, the Company agrees to pay the unaffiliated entity the following amounts based on specific termination dates:

o  Prior to September 1, 1999                -  $225,000
o  September 1, 1999  -  August 31,  2000    -  $150,000
o  September 1, 2000  -  August 31, 2001     -  $ 75,000
o  September 1, 2001  -  August 31, 2002     -  $ 50,000


12. Supplemental Disclosure of Cash Flow Information

Cash paid for interest during 1998, 1997 and 1996 amounted to $13,829, $17,572 and $28,235, respectively. Cash paid for income taxes during 1996 amounted to $10,000. No amounts were paid for income taxes in 1998 and 1997.

During 1997, the Company exchanged property and equipment for a note receivable totaling $85,000.

13. LITIGATION SETTLEMENT

o In January 1998, the Company entered into a release and settlement agreement with Patrick J. McCourt (McCourt), minority shareholder of McTub Company, in connection with the litigation between the Company and McCourt. The agreement required the Company to pay McCourt the sum of $200,000 which constitutes repayment of the principle of a term note dated in October 1993. Also, in connection with the agreement, the Company paid McCourt $65,000 for his 49% interest in McTub Company resulting in an increase in goodwill during 1998. The agreement discharged and released the Company from any and all claims with McCourt.

o During 1998, the Company exercised its option to purchase the building that houses its corporate headquarters for a total cost of $425,000. However, the seller claimed that the Company failed to strictly comply with the written option to purchase. As a result, the Company commenced a civil action against the seller to enforce the seller's obligation to sell the building to the Company and is awaiting a trial date. If the Company prevails in its litigation, it expects to finance the cost of the building.

14.  SUBSEQUENT EVENTS

In December 1998, the Company and Interfoods of America, Inc. (Interfoods) entered into a proposed merger agreement which is subject to, among other things, approval by the shareholders of both parties. Under the terms of the proposed merger, Tubby's shall issue to Interfoods one new share of common stock (after giving effect to a planned one for five reverse stock split by Tubby's) for each two shares of outstanding Interfoods stock. The surviving corporation (Tubby's) will have approximately 3,300,000 shares (of which Tubby's shareholders will own approximately nineteen percent). Simultaneously with the merger, the surviving corporation (Tubby's) shall change its name to Interfoods of America, Inc. and shall sell all of Tubby's pre-merger assets to a related entity, the principals of which include certain members of Tubby's current management, for $2,500,000.

15. SUBSEQUENT EVENTS {UNAUDITED}

In April 1999, Interfoods advised the Company that, after a thorough evaluation, its Board of Directors decided not to proceed with the proposed merger.

[Proxycard front]
                                TUBBY'S, INC.


           Proxy Solicited on Behalf of the Board of Directors for Annual Shareholders Meeting March 22, 2000

           The undersigned hereby appointed PETER T. Paganes and ROBERT M. Paganes, jointly and severally, proxies, with the full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Tubby's, Inc., to be held at the SI Hotel Newark Arpt, 128 Frontage Road, Newark, New Jersey 07114 March 22 at 10:00 a.m., or at any adjournments thereof, and to vote all shares of common stock of Tubby's, Inc., which the undersigned is entitled to vote, and act with all the powers the undersigned would possess if personally present at the meeting:

1. The approval of the Agreement and Plan of Merger for the proposed Merger of Tubby's, Inc. and R Corp:

               "FOR" / /     "AGAINST" / /      "ABSTAIN" / /

2. The election of the following persons as Directors of the Company to hold office until the next Annual Meeting and until their successors shall have been elected and qualified:

               "FOR" / /                        "WITHHOLD VOTE FOR" / /


            Robert M. Paganes, Peter T. Paganes, Vincent J. Tatone

  A VOTE FOR ANY OF THE ABOVE MAY BE WITHHELD BY LINING OUT THEIR NAME(S).

           3. In their discretion, for or against such other matters as may properly come before the meeting or any adjournment or adjournment thereof:

           The Board of Directors recommends a vote "FOR" Items 1 and 2.

           Unless otherwise directed herein, the proxy or proxies appointed hereby are authorized to vote "FOR" Items 1 and 2 and to vote in their discretion with respect to all other matters which may come before the meeting or any adjournments thereof.

           If only one of the above-named proxies shall be present in person or by substitute at the Meeting, or any adjournment thereof, then that one, either in person or by substitute, may exercise all of the powers hereby given.
           This proxy may be revoked prior to its exercise.

                                             (Continued on the reverse side)





[Proxycard back]

                        (Continued from reverse side)

           Any proxy or proxies heretofore given to vote such shares are hereby revoked.


                             Dated:_______________________________, 2000

                             -------------------------------------------

                             -------------------------------------------

                             Please sign exactly as name appears hereon.
                             Executors, administrators, trustees, etc. should give full title as such



             (This proxy is solicited by the Board of Directors)
-------------------------------------------------------------------------
               IMPORTANT: PLEASE DATE, SIGN AND RETURN PROMPTLY
               IN THE ENCLOSED ENVELOPE, NO POSTAGE REQUIRED.